Exhibit 10.1

EXECUTION VERSION

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (as the same may from time to time be amended, modified, supplemented or restated, this “Agreement”) is made and dated as of November 6, 2018 (the “Effective Date”) among INN SA LLC, a Delaware limited liability company, as collateral agent (in such capacity, “Collateral Agent”), the Purchasers listed on Schedule 1.1 hereof or otherwise a party hereto from time to time (each a “Purchaser” and collectively, the “Purchasers”), INVITAE CORPORATION, a Delaware corporation (“Issuer”), and the Guarantors from time to time party hereto. The parties agree as follows:

1. ACCOUNTING AND OTHER TERMS

1.1 Except as specifically provided otherwise in this Agreement, all accounting terms used herein that are not specifically defined have the meanings given them in accordance with GAAP as in effect from time to time, provided that if Issuer notifies Collateral Agent and the Purchasers that Issuer requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further, that all terms of an accounting or financial nature (including the definitions of Capital Lease Obligations and Indebtedness) shall be construed without giving effect to (i) any changes to the current GAAP accounting model for leases of the type described in the FASB and IASB joint exposure draft published on August 17, 2010 entitled “Leases (Topic 840)” or otherwise arising out of the FASB project on lease accounting described in such exposure draft, (ii) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Issuer or any Subsidiary at “fair value,” as defined therein and (iii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

1.2 Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 14.

1.3 All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the UCC to the extent such terms are defined therein.

1.4 All references to “Dollars” or “$” are United States Dollars, unless otherwise noted. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein to: (x) Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement and (y) an agreement, instrument or other document means such agreement, instrument or other document as amended, amended and restated, supplemented and modified from time to time to the extent permitted by the provisions thereof.

2. NOTES; TERMS OF PAYMENT; REVENUE PARTICIPATION

2.1 Notes.

(a) Purchase and Sale of Notes. (i) Subject to the terms and conditions of this Agreement (including the conditions precedent set forth in Section 3.2 and 3.6), on the First Purchase Date, the Purchasers agree, severally and not jointly, to purchase Notes from Issuer, and Issuer agrees to issue and sell Notes to each Purchaser, in an aggregate principal amount of $75,000,000 in one (1) purchase according to each Purchaser’s Commitment as set forth on Schedule 1.1 hereto for a purchase price equal to 100% of the principal amount thereof (the “First Purchase”).

(ii) Subject to the terms and conditions of this Agreement (including the conditions precedent set forth in Section 3.3 and 3.6), on the Second Purchase Date, at the option of Issuer, the Purchasers agree, severally and not jointly, to purchase Notes from Issuer, and Issuer agrees to issue Notes to each Purchaser, in an aggregate principal amount of $25,000,000, subject to the penultimate sentence of this Section 2.1(a), in one (1) purchase according to each Purchaser’s Commitment as set forth on Schedule 1.1 hereto for a purchase price equal to 100% of the principal amount thereof (a “Second Purchase”).

(iii) Subject to the terms and conditions of this Agreement (including the conditions precedent set forth in Section 3.4 and 3.6), on any Third Purchase Date, at the option of Issuer, the Purchasers agree, severally and not jointly, to purchase Notes from Issuer, and Issuer agrees to issue Notes to each Purchaser, in an aggregate principal amount of up to $50,000,000, subject to the penultimate sentence of this Section 2.1(a), in no more than two (2) purchases in $25,000,000 increments according to each Purchaser’s Commitment as set forth on Schedule 1.1 hereto for a purchase price equal to 100% of the principal amount thereof (each, a “Third Purchase”).

(iv) Subject to the terms and conditions of this Agreement (including the conditions precedent set forth in Section 3.5 and 3.6), on any Fourth Purchase Date, subject to the approval of the Purchasers in their sole discretion, each Purchaser may, severally and not jointly, purchase Notes from Issuer, and Issuer agrees to issue Notes to each Purchaser, in an aggregate principal amount of up to $50,000,000 in no more than three (3) purchases in minimum increments of $10,000,000 according to each Purchaser’s Fourth Purchase Percentage for a purchase price equal to 100% of the principal amount thereof (each, a “Fourth Purchase”; together with the First Purchase, any Second Purchase and any Third Purchase, individually, a “Purchase” and collectively the “Purchases”), in each case for the purpose of financing a Permitted Acquisition; provided that the principal amount of the Fourth Purchases shall not exceed the sum of (x) the aggregate cash consideration to be paid by Issuer upon the closing of the applicable Permitted Acquisition or pursuant to any earn-out payment, milestone payment or similar contingent payment after the closing of such applicable Permitted Acquisition, (y) the amount of any transaction expenses reasonably incurred in connection with the closing of the applicable Permitted Acquisition (including attorneys’ fees) and (z) the estimated amount of research and development, integration, marketing and other related expenses Issuer reasonably anticipates making as an investment into the operations and growth of the applicable entity acquired in connection with such Permitted Acquisition (or such other amounts as approved by each Purchaser).

Notwithstanding Sections 2.1(a)(ii) and (iii) above, Issuer may elect to issue Notes pursuant to either (but not both) a Second Purchase or one of the Third Purchases, in one separate $10,000,000 principal amount increment, in which case, (i) if Issuer elects to issue such Notes as a Second Purchase, Issuer may issue Notes as part of one additional Second Purchase in a remaining $15,000,000 principal amount increment and (ii) if Issuer elects to issue such Notes as a Third Purchase, Issuer may issue Notes as part of one additional Third Purchase in a $15,000,000 principal amount increment (provided that under no circumstance shall (x) the aggregate principal amount of Notes issued as part of all Second Purchases exceed $25,000,000 or (y) the aggregate principal amount of Notes issued as part of all Third Purchases exceed $50,000,000).

Notwithstanding anything to the contrary herein, each Purchaser’s Commitments shall expire on the applicable Commitment Termination Date and no Purchaser shall be committed to purchase any Notes as part of the Fourth Purchase.

(b) Repayment. The Repayment Amount, together with any accrued and unpaid default interest, with respect to each Note is due and payable in full on the Maturity Date. To the extent redeemed or otherwise repaid, the Notes may not be re-issued and the principal amount thereunder may not be re-borrowed.

(c) Change of Control Redemption. In the event of any Change of Control, Issuer shall provide fifteen (15) days’ prior written notice of the anticipated date of such Change of Control to Collateral Agent and the Purchasers. In connection with any Change of Control, the Required Purchasers in their sole discretion may require Issuer to repurchase the Notes pursuant to this Section 2.1(c). If the Required Purchasers require Issuer to repurchase the Notes, the Required Purchasers (or Collateral Agent on behalf of the Required Purchasers ) shall provide written notice thereof no later than five (5) days after receipt of Issuer’s notice of a Change of Control. If the Required Purchasers have elected to require Issuer to repurchase the Notes, Issuer shall repurchase the Notes on the effective date of such Change of Control (or such later date as acceptable to the Required Purchasers in their sole discretion) at the Repayment Amount, plus all accrued and unpaid default interest.

(d) Voluntary Redemption of Notes. Issuer shall have the option to redeem all, but not less than all, of the outstanding Notes, provided Issuer provides written notice to Collateral Agent of the redemption date at least fifteen (15) days prior to such redemption. On the redemption date, Issuer shall repurchase the Notes at the Repayment Amount, plus all accrued and unpaid default interest. Notwithstanding anything to the contrary contained in this Agreement, Issuer may rescind any notice of redemption if such redemption would have resulted from a refinancing of the Obligations, which refinancing shall not be consummated or shall otherwise be delayed; provided that Issuer must provide Collateral Agent with a new notice at least five (5) days prior to any redemption if Issuer has rescinded the prior notice.

(e) Other Obligations. On the Maturity Date, any redemption date or any other date on which the Notes shall have become due and payable, Issuer shall pay to Purchasers and Collateral Agent, as applicable, all other Obligations that are then due and payable, including any Reimbursable Expenses, together with accrued and unpaid interest thereon.

2.2 Payment of Interest on the Notes.

(a) Interest Payments. Issuer shall make quarterly payments of interest on each outstanding Note and any other Obligations commencing on the first (1st) Payment Date following the First Purchase Date, and continuing on each successive Payment Date thereafter through and including the Payment Date immediately preceding the Maturity Date.

(b) Interest Rate. Subject to Section 2.2(c), the principal amount outstanding under the Notes and any other Obligations shall accrue interest at per annum rate equal to 8.75%, which interest shall be payable quarterly in arrears in accordance with Sections 2.2(a) and 2.2(f). Interest shall accrue on each Note commencing on, and including, the Purchase Date of such Note, and shall accrue on the principal amount outstanding under such Note through and including the day on which such Note is paid in full. Interest shall accrue on all other Obligations commencing on, and including, the date that such Obligations are due, and shall accrue on the unpaid amount of such Obligations through and including the day on which such Obligations are paid in full.

(c) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall accrue interest at a floating per annum rate equal to the rate that is otherwise applicable thereto plus five percentage points (5.00%) (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.2(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Collateral Agent.

(d) 360-Day Year. Interest shall be computed on the basis of a three hundred sixty (360) day year, and the actual number of days elapsed.

(e) Debit of Accounts. Collateral Agent and each Purchaser may debit (or ACH) any deposit accounts, maintained by Issuer or any of its Subsidiaries, including the Designated Deposit Account, for principal and interest payments or any other amounts Issuer owes the Purchasers under the Note Documents when due. Any such debits (or ACH activity) shall not constitute a set-off.

(f) Payments. Except as otherwise expressly provided herein, all payments by Issuer under the Note Documents shall be made to the respective Purchaser to which such payments are owed (or in the case of any Obligations owed to Collateral Agent, to Collateral Agent), at such Purchaser’s office (or if applicable, Collateral Agent’s office) in immediately available funds on the date specified herein. Payments received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by Issuer or any Guarantor hereunder or under any other Note Document, including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.

2.3 Notes. The Notes shall be substantially in the form attached as Exhibit D hereto (each a “Note”), and the terms of this Agreement shall be incorporated by reference into the Notes as if set forth therein; provided that in the event of any conflict between the terms of this Agreement and the Notes, the terms of this Agreement shall control. Issuer irrevocably authorizes each Purchaser to make or cause to be made, on or about the Purchase Date of any Notes or at the time of receipt of any payment of principal on such Purchaser’s Note, an appropriate notation on such Purchaser’s Note Record reflecting the purchase of such Notes or (as the case may be) the receipt of such payment. The outstanding amount of each Note set forth on such Purchaser’s Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Purchaser, but the failure to record, or any error in so recording, any such amount on such Purchaser’s Note Record shall not limit or otherwise affect the obligations of Issuer under any Note or any other Note Document to make payments of principal of or interest on, or the Repayment Amount in respect of, any Note when due. Upon receipt of an affidavit of an officer of a Purchaser as to the loss, theft, destruction, or mutilation of its Note, Issuer shall issue, in lieu thereof, a replacement Note in the same principal amount thereof and of like tenor.

2.4 Reimbursable Expenses. Issuer shall pay to Collateral Agent all Reimbursable Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due. It is the intention of the parties hereto that Issuer shall pay Reimbursable Expenses directly. In the event Collateral Agent or any Purchaser pays any of such expenses directly, Issuer will reimburse Collateral Agent or such Purchaser for such expenses and interest on such expenses shall accrue beginning on the third (3rd) Business Day following written notice to Issuer of such expenses until reimbursed at the interest rate specified in Section 2.2(b) (or, subject to Section 2.2(c), the Default Rate).

2.5 Revenue Participation Payments.

(a) From and after the First Purchase Date, Issuer shall pay to the Purchasers the Revenue Participation Payments quarterly in cash on each Payment Date, commencing with the fiscal quarter beginning on January 1, 2020 and continuing until payment in full of the Obligations.

(b) With respect to each fiscal quarter, the relevant amount payable in respect of the Revenue Participation Payments for such fiscal quarter shall be paid on the applicable Payment Date, with such payment to be calculated based on the Annual Projections, or any updated projections prepared by Issuer and delivered to Collateral Agent pursuant to Section 6.2(a)(v); provided that all payments in respect of any fiscal quarter shall be subject to reconciliation based on the final Net Revenue for the applicable fiscal quarter on the Payment Date for the subsequent fiscal quarter, with such reconciliation being prepared by Issuer and delivered to the Purchasers on the Payment Date for such subsequent fiscal quarter, and based on the final Net Revenue for the applicable fiscal year in which such fiscal quarter occurs based on the audited financial statements for such fiscal year, with such reconciliation to be prepared by Issuer and delivered to the Purchasers no later than ninety (90) days after the end of such fiscal year. With respect to each reconciliation, any overpayments shall be credited against, and any underpayments shall be added to, the subsequent payments in respect of the Revenue Participation Payments. For the avoidance of doubt, the Purchasers shall not be required to refund any Revenue Participation Payments.

(c) All Revenue Participation Payments and other payments pursuant to this Section 2.5 shall be made to each Purchaser in accordance with its Pro Rata Portion of the Notes.

(d) For the avoidance of doubt, upon the payment of the Repayment Amount upon the redemption or other payment in full of the Notes, all obligations of Issuer in respect of the Revenue Participation Payments pursuant to this Section 2.5 shall be satisfied and discharged.

2.6 Withholding.

(a) Except as required by any Governmental Authority, applicable law, regulation or international agreement which requires Issuer to make any withholding or deduction from any such payment or other sum payable hereunder to the Purchasers, all payments (including, for the avoidance of doubt, all Revenue Participation Payments) received by the Purchasers from Issuer hereunder will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto). If at any time any Governmental Authority, applicable law, regulation or international agreement requires Issuer to make any withholding or deduction from any such payment (including, for the avoidance of doubt, all Revenue Participation Payments) or other sum payable hereunder to the Purchasers, Issuer hereby covenants and agrees that the amount due from Issuer with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, each Purchaser receives a net sum equal to the sum which it would have received had no withholding or deduction been required and Issuer shall pay the full amount withheld or deducted to the relevant Governmental Authority. Issuer will, upon request, furnish the Purchasers with proof reasonably satisfactory to the Purchasers indicating that Issuer has made such withholding payment; provided, however, that Issuer need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Issuer. The agreements and obligations of Issuer contained in this Section 2.6 shall survive the termination of this Agreement.

(b) Each Purchaser that is a United States Person shall deliver to each of Issuer or Collateral Agent on or before the date on which such Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of Issuer or Collateral Agent) a properly completed and duly executed Internal Revenue Service Form W-9 (or any applicable successor form) to enable Issuer or Collateral Agent, as the case may be, to determine whether or not such Purchaser is subject to backup withholding or information reporting requirements. Each Foreign Purchaser shall on or before the date on which such Purchaser becomes a Purchaser under this Agreement execute and deliver to Issuer and Collateral Agent a complete and accurate Form IRS W-8ECI, W-8BEN, W-8BEN-E, or W-8IMY (as applicable) or other applicable form, certificate or document prescribed by the United States Internal Revenue Service certifying as to such Purchaser’s entitlement, if any, to an exemption from withholding or deduction of Taxes in order to permit Issuer or Collateral Agent, as applicable, to determine the Tax withholding or deduction required to be made. Each Purchaser agrees that if any form or certification previously delivered expires or becomes obsolete or inaccurate in any respect, upon written request of Issuer or Collateral Agent such Purchaser shall update such form or certification or promptly notify Issuer or Collateral Agent in writing of its legal inability to do so.

3. CONDITIONS PRECEDENT

3.1 Conditions Precedent to the Effective Date. The effectiveness of this Agreement is subject to the condition precedent that Collateral Agent and each Purchaser shall consent to or shall have received, in form and substance satisfactory to Collateral Agent and each Purchaser, such documents, and completion of such other matters, as Collateral Agent and each Purchaser may reasonably deem necessary or appropriate, the satisfaction or performance of which may be waived by the Required Purchasers in their sole discretion, including, without limitation:

(a) this Agreement, duly executed by Issuer and each Guarantor, as applicable;

(b) the Side Letter, duly executed by Issuer;

(c) Issuer shall have paid all Reimbursable Expenses then due and payable;

(d) Issuer shall have delivered an irrevocable Purchase Notice in respect of the First Purchase;

(e) a completed Perfection Certificate for Issuer and each of its Subsidiaries; and

(f) the Securities Purchase Agreement, duly executed by all parties thereto.

3.2 Conditions Precedent to the First Purchase Date. The obligation of each Purchaser to make the First Purchase is subject to the satisfaction of the following conditions precedent, the satisfaction or performance of which may be waived by the Required Purchasers in their sole discretion:

(a) duly executed Control Agreements, with respect to any Collateral Accounts maintained by Issuer or any of its Subsidiaries, other than any Control Agreements permitted to be delivered after the First Purchase Date pursuant to the Post-Closing Letter;

(b) the Post-Closing Letter, duly executed by Issuer;

(c) the certificate(s) for the Shares, together with Assignment(s) Separate from Certificate, duly executed in blank;

(d) UCC-1 financing statements in proper form for filing against each Obligor in its jurisdiction of organization;

(e) short-form security agreements for Intellectual Property in proper form for filing against each Obligor with the United States Patent and Trademark Office or the United States Copyright Office, as applicable;

(f) insurance certificates and additional insured or lenders’ loss payee endorsements, as applicable, in each case in favor of Collateral Agent and in form and substance satisfactory to Collateral Agent;

(g) the Operating Documents of each Obligor, certified by the secretary or an assistant secretary of the applicable Obligor, and good standing certificates of each Obligor certified by the Secretary of States (or equivalent agency) of such Obligor’s jurisdiction of organization or formation and each material jurisdiction in which each Obligor is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(h) certified copies, dated as of date no earlier than thirty (30) days prior to the Effective Date, of financing statement searches, as Collateral Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with Notes issued on the First Purchase Date, will be terminated or released;

(i) a bailee waiver or landlord consent executed in favor of Collateral Agent in respect of each third party bailee or landlord, as applicable, where Issuer or any Subsidiary maintains Collateral having a book value in excess of Five Hundred Thousand Dollars ($500,000.00), other than any bailee waivers and landlord consents permitted to be delivered after the First Purchase Date pursuant to the Post-Closing Letter;

(j) a duly executed legal opinion of counsel to Issuer dated as of the Effective Date and in form and substance satisfactory to Collateral Agent;

(k) an ACH authorization with respect to the Designated Deposit Account in form and substance satisfactory to Collateral Agent;

(l) a payoff letter from Oxford in respect of the Existing Indebtedness in form and substance satisfactory to Collateral Agent;

(m) evidence that (i) the Liens securing the Existing Indebtedness will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements, Control Agreements and/or landlord consents and bailee waivers, have or will, concurrently with the Notes issued on the First Purchase Date, be terminated; and

(n) a subordination agreement, duly executed by each holder of Subordinated Debt.

3.3 Conditions Precedent to any Second Purchase Date. The obligation of each Purchaser to make any Second Purchase is subject to the satisfaction of the following conditions precedent, the satisfaction or performance of which may be waived by the Required Purchasers in their sole discretion:

(a) the First Purchase shall have occurred; and

(b) each Second Purchase Date shall occur on or prior to the applicable Commitment Termination Date.

3.4 Conditions Precedent to any Third Purchase Date. The obligation of each Purchaser to make any Third Purchase is subject to the satisfaction of the following conditions precedent, the satisfaction or performance of which may be waived by the Required Purchasers in their sole discretion:

(a) the First Purchase shall have occurred; and

(b) each Third Purchase Date shall occur on or after July 1, 2019 and on or prior to the applicable Commitment Termination Date.

3.5 Conditions Precedent to any Fourth Purchase Date. Each Fourth Purchase is subject to the satisfaction of the following conditions precedent, the satisfaction or performance of which may be waived by the Required Purchasers in their sole discretion:

(a) the First Purchase shall have occurred;

(b) each Fourth Purchase Date shall occur on or prior to the earliest of (i) December 31, 2019, (ii) the occurrence of a Change of Control, (iii) the redemption by Issuer in full of all outstanding Notes, and (iv) the termination of the Commitments pursuant to Section 9.1; and

(c) the terms and conditions of the Permitted Acquisition relating to the applicable Fourth Purchase shall be satisfactory to the Purchasers in their sole discretion and Issuer shall have delivered evidence satisfactory to Collateral Agent of the occurrence of such Permitted Acquisition (or the occurrence thereof substantially concurrently with the Fourth Purchase).

It is understood and agreed that the making of any Fourth Purchase shall be at each Purchaser’s sole discretion.

3.6 Conditions Precedent to all Note Purchases. The obligation of each Purchaser to purchase Notes is subject to the following conditions precedent, the satisfaction or performance of which may be waived by the Required Purchasers in their sole discretion:

(a) within the time period required by Section 3.8 (or such shorter period as agreed in writing by Collateral Agent and the Purchasers), receipt by Collateral Agent of an executed Purchase Notice in the form of Exhibit B attached hereto;

(b) the representations and warranties in Section 5 hereof shall be true, accurate and complete in all material respects on the date of the Purchase Notice and on the Purchase Date of each purchase of Notes; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the purchase of Notes;

(c) in such Purchaser’s sole but reasonable discretion, there has not been any Material Adverse Change or any material adverse deviation by Issuer from the projections of Issuer presented to and accepted by Collateral Agent and each Purchaser as specified in the Side Letter;

(d) duly executed Notes, in number, form and content acceptable to each Purchaser, and in favor of each Purchaser according to its Commitment Percentage or Fourth Purchase Percentage, as applicable, with respect to each series of Notes purchased by such Purchaser after the Effective Date;

(e) other than in connection with the First Purchase, a duly executed officer’s certificate for each Obligor from Issuer confirming that the certifications set forth in the applicable Purchase Notice are true and correct as of the date of the issuance of the applicable Notes, in a form acceptable to Collateral Agent and the Purchasers; and

(f) payment of Reimbursable Expenses then due as specified in Section 2.4 hereof.

3.7 Covenant to Deliver. Issuer agrees to deliver to Collateral Agent and the Purchasers each item required to be delivered to Collateral Agent under this Agreement as a condition precedent to any purchase of Notes. Issuer expressly agrees that a purchase of Notes made prior to the receipt by Collateral Agent or any Purchaser of any such item shall not constitute a waiver by Collateral Agent or any Purchaser of Issuer’s obligation to deliver such item, and any such purchase of Notes in the absence of a required item shall be made in each Purchaser’s sole discretion.

3.8 Procedures for Issuance and Purchase. Subject to the prior satisfaction of all other applicable conditions to the purchase of Notes set forth in this Agreement, to issue Notes, Issuer shall notify the Purchasers (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon Eastern time, in the case of the First Purchase, on the Effective Date or, in the case of any other Purchase, fifteen (15) Business Days (or such shorter periods as agreed in writing by Collateral Agent and the Purchasers) prior to the date the Notes are to be issued. Together with any such electronic, facsimile or telephonic notification, Issuer shall deliver to the Purchasers by electronic mail or facsimile a completed Purchase Notice executed by a Responsible Officer or his or her designee. The Purchasers may rely on any telephone notice given by a person whom a Purchaser reasonably believes is a Responsible Officer or designee. On each Purchase Date, each Purchaser shall credit and/or transfer (as applicable) to the Designated Deposit Account, an amount equal to the purchase price of the Notes purchased by such Purchaser on such Purchase Date.

4. CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Each Obligor hereby grants Collateral Agent, for the ratable benefit of the Purchasers, to secure the payment and performance in full of all of the Obligations, a continuing security interest in all of such Obligor’s right, title and interest in, to and under the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Each Obligor represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to Permitted Liens that are permitted by the terms of this Agreement to have priority to Collateral Agent’s Lien. If any Obligor shall acquire a commercial tort claim (as defined in the UCC), such Obligor shall promptly notify Collateral Agent in a writing signed by Issuer, as the case may be, of the general details thereof (and further details as may be required by Collateral Agent) and grant to Collateral Agent, for the ratable benefit of the Purchasers, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Collateral Agent.

If this Agreement is terminated, Collateral Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as the Commitments have been terminated, Collateral Agent shall, at the sole cost and expense of the Obligors, release its Liens in the Collateral and all rights therein shall revert to the Obligors.

4.2 Authorization to File Financing Statements. Each Obligor hereby authorizes Collateral Agent to file financing statements or take any other action, without notice to any Obligor, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights under the Note Documents.

4.3 Pledge of Collateral. On the First Purchase Date, each Obligor hereby pledges, assigns and grants to Collateral Agent, for the ratable benefit of the Purchasers, a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Effective Date, or, to the extent not certificated as of the Effective Date, within ten (10) days of the certification of any Shares, the certificate or certificates for the Shares will be delivered to Collateral Agent, accompanied by an instrument of assignment duly executed in blank by the applicable Obligor. To the extent required by the terms and conditions governing the Shares, the Obligors shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, Collateral Agent may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Collateral Agent and cause new (as applicable) certificates representing such securities to be issued in the name of Collateral Agent or its transferee. Each Obligor will execute and deliver such documents, and take or cause to be taken such actions, as Collateral Agent may reasonably request to perfect or continue the perfection of Collateral Agent’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, each Obligor shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

5. REPRESENTATIONS AND WARRANTIES

Issuer represents and warrants to Collateral Agent and the Purchasers as follows:

5.1 Due Organization, Authorization: Power and Authority. Issuer and each of its Subsidiaries is duly existing and in good standing as a Registered Organization in its jurisdictions of organization or formation and Issuer and each of its Subsidiaries is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. In connection with this Agreement, Issuer and each of its Subsidiaries has delivered to Collateral Agent a completed perfection certificate signed by an officer of Issuer or such Subsidiary (each a “Perfection Certificate” and collectively, the “Perfection Certificates”). Issuer represents and warrants that (a) Issuer and each of its Subsidiaries’ exact legal name is that which is indicated on its respective Perfection Certificate and on the signature page of each Note Document to which it is a party; (b) Issuer and each of its Subsidiaries is an organization of the type and is organized in the jurisdiction set forth on its respective Perfection Certificate; (c) each Perfection Certificate accurately sets forth each of Issuer’s and its Subsidiaries’ organizational identification number or accurately states that Issuer or such Subsidiary has none; (d) each Perfection Certificate accurately sets forth Issuer’s and each of its Subsidiaries’ place of business, or, if more than one, its chief executive office as well as Issuer’s and each of its Subsidiaries’ mailing address (if different than its chief executive office); (e) Issuer and each of its Subsidiaries (and each of its respective predecessors) have not, in the past five (5) years, changed its jurisdiction of organization, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificates pertaining to Issuer and each of its Subsidiaries, is accurate and complete in all material respects (it being understood and agreed that Issuer and each of its Subsidiaries may from time to time update certain information in the Perfection Certificates (including the information set forth in clause (d) above) after the Effective Date); such updated Perfection Certificates subject to the review and approval of Collateral Agent. If Issuer or any of its Subsidiaries is not now a Registered Organization but later becomes one, Issuer shall notify Collateral Agent of such occurrence and provide Collateral Agent with such Person’s organizational identification number within five (5) Business Days of receiving such organizational identification number.

The execution, delivery and performance by Issuer and each of its Subsidiaries of the Note Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Issuer’s or such Subsidiaries’ organizational documents, including its respective Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Issuer or such Subsidiary, or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b), or (v) constitute an event of default under any material agreement by which Issuer or any of such Subsidiaries, or their respective properties, is bound. Neither Issuer nor any of its Subsidiaries is in default under any agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change.

5.2 Collateral.

(a) Each Obligor has good title to, have rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Note Documents, free and clear of any and all Liens except Permitted Liens, and no Obligor has any Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Collateral Accounts, the Excluded Accounts or the other investment accounts, if any, described in the Perfection Certificates delivered to Collateral Agent in connection herewith with respect of which Issuer or such Obligor has given Collateral Agent notice and, other than with respect to the Excluded Accounts, taken such actions as are necessary to give Collateral Agent a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.

(b) On the Effective Date, and except as disclosed on the Perfection Certificate (i) the Collateral is not in the possession of any third party bailee (such as a warehouse), and (ii) no such third party bailee possesses components of the Collateral in excess of Five Hundred Thousand Dollars ($500,000.00). None of the components of the Collateral shall be maintained at locations other than as disclosed in the Perfection Certificates on the Effective Date or as permitted pursuant to Section 6.11.

(c) All Inventory is in all material respects of good and marketable quality, free from material defects.

(d) Each Obligor is the sole owner of the Intellectual Property each respectively purports to own, free and clear of all Liens other than Permitted Liens. Except as noted on the Perfection Certificates, no Obligor is a party to, nor is bound by, any material license or other material agreement with respect to which such Obligor is the licensee that (i) prohibits or otherwise restricts any Obligor from granting a security interest in such Obligor’s interest in such material license or material agreement or any other property, or (ii) for which a default under or termination of could interfere with Collateral Agent’s or any Purchaser’s right to sell any Collateral. Issuer shall provide written notice to Collateral Agent and each Purchaser within ten (10) days of any Obligor entering into or becoming bound by any material license or material agreement with respect to which an Obligor is the licensee (other than over-the-counter software that is commercially available to the public).

5.3 Litigation. Except as disclosed (i) on the Perfection Certificates, (ii) in accordance with Section 6.9 hereof or (iii) on any Compliance Certificate, there are no actions, audits, suits, investigations, or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Issuer or any of its Subsidiaries involving more than Three Hundred Fifty Thousand Dollars ($350,000.00), other than routine written notices of potential or claimed overpayment received from Third Party Payors in the ordinary course of business unless any such notice (a) states (or threatens) that a litigation or governmental proceedings shall be filed or initiated against Issuer or any of its Subsidiaries involving more than Three Hundred Fifty Thousand Dollars ($350,000) or (b) asserts an overpayment of more than Seven Hundred Fifty Thousand Dollars ($750,000) individually or Two Million Dollars ($2,000,000) in the aggregate. Except as disclosed on the Perfection Certificate, there are no actions, audits, suits, investigations or proceedings pending or to the knowledge of the Responsible Officers, threatened in writing by or against Issuer or any of its Subsidiaries, which, if adversely determined, could reasonably be expected to have a Material Adverse Change. As of the Effective Date, there are no actions, audits, suits, investigations or proceedings by any Regulatory Authority pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Issuer or any of its Subsidiaries except as disclosed in the Perfection Certificate.

5.4 No Material Deterioration in Financial Condition; Financial Statements. All consolidated financial statements for Issuer and its Subsidiaries, delivered to Collateral Agent fairly present, in conformity with GAAP, in all material respects the consolidated financial condition of Issuer and its Subsidiaries, and the consolidated results of operations of Issuer and its Subsidiaries. There has not been any material deterioration in the consolidated financial condition of Issuer and its Subsidiaries since the date of the most recent financial statements submitted to any Purchaser. All of Issuer’s and its Subsidiaries’ revenues arises out of Services that have been provided in arm’s length transactions in the ordinary course without any acceleration of invoicing or collections.

5.5 Solvency. Issuer is, and Issuer and its Subsidiaries on a consolidated basis are, Solvent.

5.6 Regulatory Matters; Compliance with Laws and Agreements.

(a) Neither Issuer nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Issuer nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Issuer and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. No Borrower nor any of its Subsidiaries has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change. Neither Issuer nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Issuer’s nor any of its Subsidiaries’ properties or assets has been used by Issuer or such Subsidiary or, to Issuer’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

(b) None of Issuer, any of its Subsidiaries, or any of Issuer’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of Issuer, any of its Subsidiaries or, to the knowledge of Issuer, any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

5.7 Investments. Neither Issuer nor any of its Subsidiaries owns any Equity Interests except for Permitted Investments.

5.8 Tax Returns and Payments; Pension Contributions. Except as disclosed on the Perfection Certificate delivered on the Effective Date, Issuer and each of its Subsidiaries has timely filed all required federal and other material tax returns and reports, and Issuer and each of its Subsidiaries, has timely paid all federal and material foreign, state, provincial and local taxes, assessments, deposits and contributions owed by Issuer and such Subsidiaries, in all jurisdictions in which Issuer or any such Subsidiary is subject to taxes, including the United States and Canada, unless such taxes are being contested in accordance with the following sentence. Issuer and each of its Subsidiaries, may defer payment of any contested taxes, provided that Issuer or such Subsidiary, (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Collateral Agent in writing of the commencement of, and any material development in, the proceedings, and (c) posts bonds or takes any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.” Neither Issuer nor any of its Subsidiaries is aware of any claims or adjustments proposed for any of Issuer’s or such Subsidiaries’, prior tax years which could result in additional taxes becoming due and payable by Issuer or any of its Subsidiaries. Issuer and each of its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Issuer nor any of its Subsidiaries have, withdrawn from participation in, and have not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Issuer or its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

5.9 Use of Proceeds. Issuer shall use the proceeds of the Notes solely as working capital and to fund its general business requirements in accordance with the provisions of this Agreement, and not for personal, family, household or agricultural purposes. A portion of the proceeds of the Notes shall be used by Issuer to repay the Existing Indebtedness in full on the First Purchase Date. Any Notes issued on any Fourth Purchase Date shall be used by Issuer solely to fund Permitted Acquisitions and related fees and expenses as contemplated by Section 2.1(a)(iv).

5.10 Shares. Each Obligor has full power and authority to create a first lien on the Shares pledged by it pursuant to the Note Documents and no disability or contractual obligation exists that would prohibit Issuer from pledging the Shares pursuant to the Note Documents. To such Obligor’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. To such Obligor’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Issuer knows of no reasonable grounds for the institution of any such proceedings.

5.11 Full Disclosure. No written representation, warranty or other statement of Issuer or any of its Subsidiaries in any certificate or written statement given to Collateral Agent or any Purchaser, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements, in light of the circumstances in which they are made, given to Collateral Agent or any Purchaser, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that the projections and forecasts provided by Issuer in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12 Definition of “Knowledge.” For purposes of the Note Documents, whenever a representation or warranty is made to Issuer’s or an Obligor’s knowledge or awareness, to the “best of” Issuer’s or Obligor’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

6. AFFIRMATIVE COVENANTS

Each Obligor shall, and shall cause each of its Subsidiaries to, do all of the following:

6.1 Government Compliance.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change. Comply with all Requirements of Law, the noncompliance with which could reasonably be expected to have a Material Adverse Change.

(b) Obtain and keep in full force and effect, all of the material Governmental Approvals necessary for the performance by Issuer and its Subsidiaries of their respective businesses and obligations under the Note Documents and the grant of a security interest to Collateral Agent for the ratable benefit of the Purchasers, in all of the Collateral.

6.2 Financial Statements, Reports, Certificates.

(a) Deliver to Collateral Agent and each Purchaser:

(i) as soon as available, but no later than forty-five (45) days after the last day of each quarter, a company prepared consolidated and consolidating balance sheet, income statement and cash flow statement covering the consolidated operations of Issuer and its Subsidiaries for such quarter certified by a Responsible Officer and in a form reasonably acceptable to Collateral Agent, together with a duly completed Compliance Certificate signed by a Responsible Officer;

(ii) as soon as available, but no later than one hundred twenty (120) days after the last day of Issuer’s fiscal year or within five (5) days of filing with the SEC, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion (other than as to going concern or a qualification resulting solely from the scheduled maturity of the Notes occurring within one year from the date such opinion is delivered) on the financial statements from an independent certified public accounting firm acceptable to Collateral Agent in its reasonable discretion, together with a duly completed Compliance Certificate signed by a Responsible Officer;

(iii) as soon as available after approval thereof by Issuer’s Board of Directors, but no later than thirty (30) days after the last day of each of Issuer’s fiscal years, Issuer’s annual financial projections for the entire current fiscal year as approved by Issuer’s Board of Directors, which such annual financial projections shall be set forth in a quarter-by-quarter format (such annual financial projections as originally delivered to Collateral Agent and the Purchasers or as revised and approved by Issuer’s Board of Directors are referred to herein as the “Annual Projections”; provided that any revisions of the Annual Projections approved by Issuer’s Board of Directors shall be delivered promptly to Collateral Agent and the Purchasers and in any event no later than fifteen (15) Business Days after such approval);

(iv) within five (5) days of delivery, copies of all statements, reports and notices made available to Issuer’s security holders, or required to be delivered to the holders (or their agent or trustee) of Subordinated Debt or the lenders (or their agent or trustee) of any ABL Facility Indebtedness;

(v) promptly and in any event no later than fifteen (15) Business Days after each regularly-scheduled quarterly meeting of Issuer’s Board of Directors, the board kit and other materials delivered to the directors in connection with any such meeting; provided that, if Issuer, upon the advice of counsel, reasonably determines that any such information constitutes attorney-client privileged information and the disclosure thereof would adversely impair the attorney-client privilege between Issuer and such counsel with respect to such information, then Issuer will permit Collateral Agent and the Purchasers to enter into a customary common interest agreement with respect to such information and, unless and until Collateral Agent and the Purchasers have entered into such agreement, Issuer shall be entitled to withhold delivery of, or redact, any such information (and only such information) from Collateral Agent and the Purchasers;

(vi) prompt notice of any amendments of or other changes to the Operating Documents of Issuer or any of its Subsidiaries, together with any copies reflecting such amendments or changes with respect thereto;

(vii) prompt notice of any event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property;

(viii) no later than forty-five (45) days after the last day of each quarter, a financial “DashBoard” report which shall include unrestricted cash and Cash Equivalents, marketable securities, revenue for the reporting month, and year-to-date revenue; and

(ix) other information as reasonably requested by Collateral Agent or any Purchaser.

Notwithstanding the foregoing, documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (A) Issuer posts such documents, or provides a link thereto, on Issuer’s website on the internet at Issuer’s website address or (B) such documents are posted on Issuer’s behalf on the internet or an intranet website, if any, to which Collateral Agent and the Purchasers have access.

(b) Promptly following the end of each fiscal quarter (but in any event no later than forty-five (45) days after the end of each of the first three fiscal quarters and ninety (90) days after the end of each fiscal year), deliver to the Purchasers a reasonably detailed written report (the “Revenue Report”) setting forth (i) the calculation of the Revenue Participation Payments payable to the Purchasers for such fiscal quarter and each other fiscal quarter in the same fiscal year identifying Net Revenue of Issuer and its Subsidiaries and the calculation of all deductions from gross revenues to determine Net Revenue; (ii) quarterly and the year-to-date Revenue Participation Payments as of the end of such fiscal quarter; and (iii) the difference of (x) the amount the Purchasers have received with respect to such fiscal quarter (and each other fiscal quarter in such fiscal year) in payments from Issuer under Section 2.5 in respect of the fiscal year, minus (y) the actual Revenue Participation Payments owed to the Purchasers (the “Revenue Participation True-Up Amount”).

(c) Keep proper books of record and account in accordance with GAAP in all material respects, in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. Issuer shall, and shall cause each of its Subsidiaries to, allow, at the sole cost of Issuer, Collateral Agent or any Purchaser, during regular business hours upon reasonable prior notice (provided that no notice shall be required when an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, and to conduct a collateral audit and analysis of its operations and the Collateral. Such audits shall be conducted no more often than once every year unless (and more frequently if) an Event of Default has occurred and is continuing.

Notwithstanding anything set forth above to the contrary, if any notice required to be furnished pursuant to Section 6.2, Section 6.9 or Section 6.13 contains material non-public information (any such notice, a “6.2 Notice”), Issuer, instead of delivering such 6.2 Notice to Collateral Agent and Purchasers, shall promptly deliver such 6.2 Notice to David Dubinsky (at ddubinksy@oberlandcapital.com and facsimile (212) 257-5851, attention: David Dubinsky (or such other person as specified by Collateral Agent in writing from time to time)) and promptly notify Collateral Agent and each Purchaser in writing or orally that Issuer desires to deliver to Collateral Agent and Purchasers a 6.2 Notice. Within five (5) Business Days of receipt of such notification, Collateral Agent or a Purchaser may either (i) refuse the delivery of such 6.2 Notice, in which case Issuer’s obligations under Section 6.2, Section 6.9 or Section 6.13, as applicable, with respect to such 6.2 Notice shall be deemed satisfied as to Collateral Agent or such Purchaser, as applicable, (ii) direct the delivery of such 6.2 Notice to Collateral Agent pursuant to procedures acceptable to Collateral Agent (which may be designed to comply with the internal procedures of Collateral Agent regarding the use of material non-public information), or (iii) enter into good faith negotiations with Issuer to agree the time period within which Issuer will make the material non-public information contained in such 6.2 Notice publicly available by including such information in a filing with the SEC. If Issuer and Collateral Agent or the applicable Purchaser agree on such time period, Issuer shall promptly deliver to Collateral Agent or such Purchaser the information subject to such 6.2 Notice and shall include the applicable material non-public information in a public filing with the SEC within such agreed to time period. The failure to agree on such time period will be deemed to satisfy Issuer’s obligations under Section 6.2, Section 6.9 or Section 6.13, as applicable, with respect to such 6.2 Notice as to Collateral Agent or such Purchaser, as applicable.

6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Issuer, or any of its Subsidiaries, and their respective Account Debtors shall follow Issuer’s, or such Subsidiary’s, customary practices as they exist at the Effective Date.

6.4 Taxes; Pensions. Timely file and require each of its Subsidiaries to timely file, all required federal and other material tax returns and reports and timely pay, and require each of its Subsidiaries to timely file, all federal and material foreign, state and local taxes, assessments, deposits and contributions owed by Issuer or its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.8 hereof, and shall deliver to Purchasers, within twenty (20) Business Days of demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with the terms of such plans.

6.5 Insurance. Keep Issuer’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in Issuer’s and its Subsidiaries’ industry and location and as Collateral Agent may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Collateral Agent and Purchasers. All property policies shall have a lender’s loss payable endorsement showing Collateral Agent as lender loss payee and waive subrogation against Collateral Agent, and all liability policies shall show, or have endorsements showing, Collateral Agent, as additional insured. Collateral Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Collateral Agent, that it will give Collateral Agent thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled; provided, however, if any such provider does not agree to provide such notice, then Issuer shall not materially alter or cancel any such policy or policies without giving Collateral Agent thirty (30) days prior written notice. At Collateral Agent’s request, Issuer shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Collateral Agent’s option, be payable to Collateral Agent, for the ratable benefit of the Purchasers, on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Issuer shall have the option of applying the proceeds of any casualty policy toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral (except to the extent such replaced or repaired property is excluded from the Collateral pursuant to the last paragraph on Exhibit A) in which Collateral Agent has been granted a first priority (except to the extent such replaced or repaired property was for property subject to a Permitted Lien) security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Collateral Agent, be payable to Collateral Agent, for the ratable benefit of the Purchasers, on account of the Obligations. If Issuer or any of its Subsidiaries fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons, Collateral Agent and/or any Purchaser may make, at Issuer’s expense, all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Collateral Agent or such Purchaser deems prudent.

6.6 Operating Accounts.

(a) Maintain all of Obligors’ Collateral Accounts in accounts which are subject to a Control Agreement in favor of Collateral Agent, except and to the extent set forth in the Post-Closing Letter.

(b) Issuer shall provide Collateral Agent five (5) days’ prior written notice before any Obligor or any of its Subsidiaries establishes any Collateral Account at or with any Person other than the institutions identified to Collateral Agent in the Perfection Certificate delivered by Issuer as of the Effective Date. In addition, for each Collateral Account that an Obligor or any of its Subsidiaries, at any time establishes after the Effective Date, such Obligor or such Subsidiary shall cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Collateral Agent’s Lien in such Collateral Account in accordance with the terms hereunder prior to the establishment of such Collateral Account, which Control Agreement may not be terminated without prior written consent of Collateral Agent.

(c) No Obligor shall maintain any Collateral Accounts except Collateral Accounts maintained in accordance with Sections 6.6(a) and (b).

6.7 Regulatory Approvals; Protection of Intellectual Property Rights.

(a) The Obligors shall, and shall cause each of its Subsidiaries to, maintain, in full force and effect in all material respects, each Regulatory Approval (including all Service Authorizations) required to conduct their respective businesses as presently conducted; provided that such Obligor or such Subsidiary shall not be required to preserve any such Regulatory Approval if such Obligor or such Subsidiary shall determine in its reasonable good faith judgment that the preservation thereof is no longer necessary in the conduct of any Service Commercialization and Development Activities;

(b) The Obligors shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (i) protect and preserve all Intellectual Property necessary in the conduct of any material Service Commercialization and Development Activities and (ii) enforce or defend such Intellectual Property against infringement, misappropriation, violation or interference by any other Persons, in each case so that such Obligor’s Service Commercialization and Development Activities are not adversely affected in any material respect; provided that nothing in this Section 6.7(b) shall prohibit or prevent such Obligor or any Subsidiary from discontinuing the protection, preservation or maintenance of any of its Intellectual Property if, in the reasonable good faith judgment of such Obligor or such Subsidiary, such discontinuance is no longer necessary in the conduct of any material Service Commercialization and Development Activities;

(c) Issuer shall, promptly after learning thereof, notify Collateral Agent of any safety alerts, marketing suspensions or the like conducted, to be undertaken or issued by any Obligor, any of its Subsidiaries or any of its agents, suppliers, licensors or licensees, as the case may be, whether voluntary or at the request, demand or order of any Regulatory Authority or otherwise with respect to any material Service or Service Commercialization and Development Activity, or any basis for undertaking or issuing any such action or item;

(d) Issuer shall, promptly after learning thereof, notify Collateral Agent of any Claim by any Person that any Obligor or any of its Subsidiaries, including in connection with any Service Commercialization and Development Activities, has infringed upon any Intellectual Property of such Person, in each case except as could not reasonably be expected to have a Material Adverse Change; and

(e) In the event that any Obligor or any of its Subsidiaries acquires Intellectual Property during the term of this Agreement, then the provisions of this Agreement shall automatically apply thereto and any such Intellectual Property shall automatically constitute part of the Collateral under this Agreement, without further action by any party, in each case from and after the date of such acquisition (except that any representations or warranties of any Obligor shall apply to any such Intellectual Property only from and after the date, if any, subsequent to such acquisition that such representations and warranties are brought down or made anew as provided herein).

6.8 Litigation Cooperation. Commencing on the Effective Date and continuing through the termination of this Agreement, make available to Collateral Agent and the Purchasers, without expense to Collateral Agent or the Purchasers, Issuer and each of Issuer’s officers, employees and agents and Issuer’s Books, to the extent that Collateral Agent or any Purchaser may reasonably deem them necessary to prosecute or defend any third-party suit or proceeding instituted by or against Collateral Agent or any Purchaser with respect to any Collateral or relating to Issuer.

6.9 Notices of Litigation and Default. Issuer will give prompt written notice to Collateral Agent and the Purchasers of any litigation or governmental proceedings pending or threatened (in writing) against Issuer or any of its Subsidiaries, which could reasonably be expected to result in damages or costs to Issuer or any of its Subsidiaries of Three Hundred Fifty Thousand Dollars ($350,000.00) or more or which could reasonably be expected to have a Material Adverse Change. Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon Issuer becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, Issuer shall give written notice to Collateral Agent and the Purchasers of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

6.10 Minimum Net Revenue. Issuer shall maintain Net Revenue, for the quarter ending on each date in the Side Letter of at least the minimum amount set forth opposite such date.

6.11 Landlord Waivers; Bailee Waivers. In the event that any Obligor, after the Effective Date, intends to add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, in each case pursuant to Section 7.2, then, in the event that the new location is the chief executive office of such Obligor, or the Collateral at any such new location is valued in excess of Five Hundred Thousand Dollars ($500,000.00) in the aggregate, or the value of all Collateral stored with or held by a bailee (other than Collateral stored at locations subject to a bailee waiver) is valued in excess of One Million Dollars ($1,000,000), at the request of Collateral Agent, such Obligor shall use commercially reasonable effort to obtain a bailee waiver or landlord waiver, as applicable, from such bailee or landlord in form and substance reasonably satisfactory to Collateral Agent; provided however that Issuer shall not be required to deliver a landlord waiver for Issuer’s leased locations at (i) 1701 N Market St., Suite 445, Dallas, Texas so long as no property of Issuer is moved to that location after the Effective Date and (ii) 300 Goddard, Suites 100 and 150, Irvine, California so long as such location is not the chief executive office of Issuer or any Subsidiary and/or the value of the Collateral at such location is not in excess of Five Hundred Thousand Dollars ($500,000.00).

6.12 Creation/Acquisition of Subsidiaries. In the event Issuer, or any of its Subsidiaries creates or acquires any Subsidiary (other than an Excluded Foreign Subsidiary), Issuer shall provide prior written notice to Collateral Agent and each Purchaser of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Collateral Agent or any Purchaser to cause each such Subsidiary to guarantee the Obligations of Issuer under the Note Documents and, in each case, grant a continuing pledge and security interest in and to the assets of such Subsidiary (substantially as described on Exhibit A hereto); and Issuer (or its Subsidiary, as applicable) shall grant and pledge to Collateral Agent, for the ratable benefit of the Purchasers, a perfected security interest in the Shares of each such newly created or acquired Subsidiary.

6.13 Further Assurances.

(a) Execute any further instruments and take further action as Collateral Agent or any Purchaser reasonably requests to perfect or continue Collateral Agent’s Lien in the Collateral or to effect the purposes of this Agreement; provided that, unless a Default or Event of Default has occurred and is continuing, the Obligors shall not be required to record a security interest on a certificate of title of any motor vehicle, unless the value of all such motor vehicles exceeds Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate.

(b) Deliver to Collateral Agent and Purchasers, within five (5) days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to Issuer’s business or otherwise could reasonably be expected to have a Material Adverse Change.

7. NEGATIVE COVENANTS

Each Obligor shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Required Purchasers:

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of Equipment, Inventory and other Goods that are worn out or obsolete; (c) of Equipment to the extent such Equipment is exchanged for credit against the purchase price of similar replacement Equipment or the proceeds of such Transfer are reasonably promptly applied to the purchase price of similar replacement Equipment, all in the ordinary course of business; (d) is an abandonment or failure to renew of any intellectual property in the ordinary course of business that is not material to the conduct of the business of any Obligor or its Subsidiaries; (e) of real property to a Governmental Authority that results from a condemnation; (f) from a Subsidiary of an Obligor to an Obligor or from one Obligor to another Obligor; and (g) otherwise permitted by, or effected in connection with, Permitted Liens, Permitted Investments and Permitted Licenses

7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses engaged in by Issuer and such Subsidiary, as applicable, as of the Effective Date or reasonably related thereto; (b) liquidate or dissolve (other than as permitted by Section 7.3); or (c) enter into any transaction or series of related transactions in which the stockholders of Issuer who were not stockholders immediately prior to the first such transaction own more than forty nine percent (49%) of the voting stock of Issuer immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Issuer’s equity securities). Issuer shall not, without at least ten (10) days’ prior written notice to Collateral Agent: (A) add any new offices or business locations, including warehouses (unless such new offices or business locations (i) contain less than Five Hundred Thousand Dollars ($500,000.00) in assets or property of Issuer or any of its Subsidiaries and (ii) are not Issuer’s or its Subsidiaries’ chief executive office); (B) change its jurisdiction of organization, (C) change its organizational structure or type, (D) change its legal name, or (E) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the Equity Interests or property of another Person; provided, however, (a) nothing herein shall prohibit any Obligor from effecting such a transaction to the extent it qualifies as a “Permitted Acquisition”, and (b) a Subsidiary of an Obligor may merge, consolidate, liquidate or dissolve into another Subsidiary of an Obligor (provided if such Subsidiary is an Obligor, the surviving Subsidiary shall be an Obligor) or with (or into) Issuer provided Issuer is the surviving legal entity, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom. Without limiting the foregoing, Issuer shall not, without Collateral Agent’s prior written consent, enter into any binding contractual arrangement with any Person to attempt to facilitate a merger or acquisition of Issuer, unless (i) no Event of Default exists when such agreement is entered into by Issuer, and (ii) such agreement does not give such Person the right to claim any fees, payments or damages from Issuer in excess of One Million Dollars ($1,000,000.00) prior to the repayment of the Obligations.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens that are permitted by the terms of this Agreement to have priority over Collateral Agent’s Lien), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent, for the ratable benefit of the Purchasers) with any Person which directly or indirectly prohibits or has the effect of prohibiting Issuer, or any of its Subsidiaries, from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Issuer’s or such Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

7.7 Distributions; Investments. (a) Pay any dividends (other than dividends payable solely in Equity Interests) or make any distribution or payment in respect of or redeem, retire or purchase any Equity Interests (other than Permitted Distributions) or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Issuer or any of its Subsidiaries, except for (a) transactions that are in the ordinary course of Issuer’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to Issuer or such Subsidiary than would be obtained in an arm’s length transaction with a non-affiliated Person, and (b) Subordinated Debt (other than Permitted Convertible Notes) or equity investments by Issuer’s investors in Issuer or its Subsidiaries.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, (b) repurchase or redeem (or call for redemption) any Permitted Convertible Notes or settle any conversions of any Permitted Convertible Notes in cash (other than cash in lieu of fractional shares), or (c) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to the Purchasers.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any issuance of Notes for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Issuer or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

7.11 Compliance with Anti-Terrorism Laws. Collateral Agent hereby notifies Issuer and each of its Subsidiaries that pursuant to the requirements of Anti-Terrorism Laws, and Collateral Agent’s policies and practices, Collateral Agent is required to obtain, verify and record certain information and documentation that identifies Issuer and each of its Subsidiaries and their principals, which information includes the name and address of Issuer and each of its Subsidiaries and their principals and such other information that will allow Collateral Agent to identify such party in accordance with Anti-Terrorism Laws. Neither Issuer nor any of its Subsidiaries shall, nor shall Issuer or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Issuer and each of its Subsidiaries shall immediately notify Collateral Agent if Issuer or such Subsidiary has knowledge that Issuer, or any Subsidiary or Affiliate of Issuer, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Neither Issuer nor any of its Subsidiaries shall, nor shall Issuer or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

7.12 Foreign Subsidiary Cash and Equivalents. Permit the aggregate value of cash and Cash Equivalents held by Invitae Canada, Inc. to exceed Two Hundred Thousand Dollars ($200,000.00) (or equivalent) at any time.

8. EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Issuer fails to (a) make any payment of principal or interest on any Notes on its due date, (b) pay any Revenue Participation Payment when due or (c) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.1(a) hereof). During the cure period, the failure to cure the payment default is not an Event of Default (but no Notes will be purchased during the cure period);

8.2 Covenant Default.

(a) Issuer or any of its Subsidiaries fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.5 (Insurance), 6.6 (Operating Accounts), 6.9 (Notices of Litigation and Default), 6.10 (Minimum Net Revenue) or 6.13 (Further Assurances) or any Obligor violates any covenant in Section 7; or

(b) Issuer, or any of its Subsidiaries, fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Note Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) Business Days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) Business Day period or cannot after diligent attempts by Issuer be cured within such ten (10) Business Day period, and such default is likely to be cured within a reasonable time, then Issuer shall have an additional period (which shall not in any case exceed thirty (30) days or such longer period as Collateral Agent may agree in its sole discretion) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Notes shall be purchased during such cure period). Grace periods provided under this Section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Issuer or any of its Subsidiaries or of any entity under control of Issuer or its Subsidiaries on deposit with any Purchaser or any Purchaser’s Affiliate or any bank or other institution at which Issuer or any of its Subsidiaries maintains a Collateral Account, or (ii) a notice of lien, levy, or assessment is filed against Issuer or any of its Subsidiaries or their respective assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Notes shall be purchased during any ten (10) day cure period; and

(b) (i) any material portion of Issuer’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Issuer or any of its Subsidiaries from conducting any material part of its business;

8.5 Insolvency. (a) Issuer or any of its Subsidiaries is or becomes Insolvent; (b) Issuer or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Issuer or any of its Subsidiaries and not dismissed or stayed within forty-five (45) days (but no Notes shall be required to be purchased while Issuer or any Subsidiary is Insolvent and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is a default in any agreement (after giving effect to any applicable cure period in the applicable agreement) to which Issuer or any of its Subsidiaries is a party with a third party or parties (a) resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an aggregate amount in excess of One Million Dollars ($1,000,000.00) or (b) that could reasonably be expected to have a Material Adverse Change;

8.7 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Issuer or any of its Subsidiaries and shall remain unsatisfied, unvacated or unstayed for a period of ten (10) Business Days after the entry thereof (provided that no Notes will be purchased prior to the satisfaction, vacation, or stay of such judgment, order or decree);

8.8 Misrepresentations. Issuer or any of its Subsidiaries or any Person acting for Issuer or any of its Subsidiaries makes any representation, warranty, or other written statement now or later in this Agreement, any Note Document or in any writing delivered to Collateral Agent and/or Purchasers or to induce Collateral Agent and/or the Purchasers to enter this Agreement or any Note Document, and such representation, warranty, or other written statement is incorrect in any material respect when made;

8.9 Subordinated Debt. A default or breach occurs under any agreement between Issuer or any of its Subsidiaries and any creditor of Issuer or any of its Subsidiaries that signed a subordination, intercreditor, or other similar agreement with Collateral Agent or the Purchasers, or any creditor that has signed such an agreement with Collateral Agent or the Purchasers breaches any terms of such agreement;

8.10 Guaranty. (a) Any Guaranty terminates or ceases for any reason to be in full force and effect; (b) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8 occurs with respect to any Guarantor, or (c) the liquidation, winding up, or termination of existence of any Guarantor (except as expressly permitted by Section 7.3(b));

8.11 Governmental Approvals. Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal has resulted in or could reasonably be expected to result in a Material Adverse Change; or

8.12 Lien Priority. Any Lien created hereunder or by any other Note Document shall at any time fail to constitute a valid and perfected Lien on any of the Collateral purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Liens which are permitted to have priority in accordance with the terms of this Agreement.

8.13 Delisting. The shares of common stock of Issuer are delisted from New York Stock Exchange because of failure to comply with continued listing standards thereof or due to a voluntary delisting which results in such shares not being listed on any other nationally recognized stock exchange in the United States having listing standards at least as restrictive as the New York Stock Exchange.

9. RIGHTS AND REMEDIES

9.1 Rights and Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, Collateral Agent may, and at the written direction of Required Purchasers shall, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to Issuer, (ii) by notice to Issuer declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations shall be immediately due and payable without any action by Collateral Agent or the Purchasers) or (iii) by notice to Issuer suspend or terminate the Commitments (but if an Event of Default described in Section 8.5 occurs all Commitments shall be immediately terminated without any action by Collateral Agent or the Purchasers).

(b) Without limiting the rights of Collateral Agent and the Purchasers set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right at the written direction of the Required Purchasers, without notice or demand, to do any or all of the following:

(i) foreclose upon and/or sell or otherwise liquidate, the Collateral;

(ii) apply to the Obligations any (a) balances and deposits of Issuer that Collateral Agent or any Purchaser holds or controls, or (b) any amount held or controlled by Collateral Agent or any Purchaser owing to or for the credit or the account of Issuer; and/or

(iii) commence and prosecute an Insolvency Proceeding or consent to any Obligor commencing any Insolvency Proceeding.

(c) Without limiting the rights of Collateral Agent and the Purchasers set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right, without notice or demand, to do any or all of the following:

(i) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Collateral Agent considers advisable, notify any Person owing Issuer money of Collateral Agent’s security interest in such funds, and verify the amount of such account;

(ii) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Each Obligor shall assemble the Collateral if Collateral Agent requests and make it available in a location as Collateral Agent reasonably designates. Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Obligor grants Collateral Agent a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s rights or remedies;

(iii) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, the Collateral. Collateral Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, each Obligor and each of its Subsidiaries’ labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Agent’s exercise of its rights under this Section 9.1, each Obligor’s and each of its Subsidiaries’ rights under all licenses and all franchise agreements inure to Collateral Agent, for the benefit of the Purchasers;

(iv) place a “hold” on any account maintained with Collateral Agent or the Purchasers and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(v) demand and receive possession of any Obligor’s Books;

(vi) appoint a receiver to seize, manage and realize any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of Issuer or any of its Subsidiaries; and

(vii) subject to clauses 9.1(a) and (b), exercise all rights and remedies available to Collateral Agent and each Purchaser under the Note Documents or at law or equity, including all remedies provided under the UCC (including disposal of the Collateral pursuant to the terms thereof).

Notwithstanding any provision of this Section 9.1 to the contrary, upon the occurrence of any Event of Default, Collateral Agent shall have the right to exercise any and all remedies referenced in this Section 9.1 without the written consent of Required Purchasers following the occurrence of an Exigent Circumstance. As used in the immediately preceding sentence, “Exigent Circumstance” is any event or circumstance that, in the reasonable judgment of Collateral Agent, imminently threatens the ability of Collateral Agent to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of Issuer or any of its Subsidiaries after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Collateral Agent, could reasonably be expected to result in a material diminution in value of the Collateral.

For the avoidance of doubt the Repayment Amount shall be due and payable at any time the Obligations become due and payable prior to the Maturity Date or are otherwise accelerated hereunder for any reason, whether due to acceleration pursuant to the terms of this Agreement (in which case it shall be due immediately, upon the giving of notice to Issuer in accordance with Section 9.1(a), or automatically, in accordance with the parenthetical to Section 9.1(a)(ii)), by operation of law or otherwise (including where bankruptcy filings or the exercise of any bankruptcy right or power, whether in any plan of reorganization or otherwise, results or would result in a payment, discharge, modification or other treatment of the Notes or Note Documents that would otherwise evade, avoid, or otherwise disappoint the expectations of the Purchasers in receiving the full benefit of their bargained-for Repayment Amount). Issuer, the Guarantors and the Purchasers acknowledge and agree that none of the Repayment Amount shall constitute unmatured interest, whether under section 502(b)(2) of the United States Bankruptcy Code or otherwise, but instead is reasonably calculated to ensure that the Purchasers receive the benefit of their bargain under the terms of this Agreement. Issuer and the Guarantors acknowledge and agree that the Purchasers shall be entitled to recover the full amount of the Repayment Amount in each and every circumstance such amount is due pursuant to or in connection with this Agreement, including in the case of any Insolvency Proceeding affecting Issuer or any of its Subsidiaries, so that the Purchasers shall receive the benefit of their bargain hereunder and otherwise receive full recovery as agreed under every possible circumstance, and each of Issuer and the Guarantors hereby waives any defense to payment, whether such defense may be based in public policy, ambiguity, or otherwise. Issuer and the Guarantors further acknowledge and agree, and waive any argument to the contrary, that payment of such amounts does not constitute a penalty or an otherwise unenforceable or invalid obligation. Any damages that the Purchasers may suffer or incur resulting from or arising in connection with any breach hereof or thereof by Issuer or any Guarantor shall constitute secured obligations owing to the Purchasers.

9.2 Power of Attorney. Each Obligor hereby irrevocably appoints Collateral Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse such Obligor’s or any of its Subsidiaries’ name on any checks or other forms of payment or security; (b) sign such Obligor’s or any of its Subsidiaries’ name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Collateral Agent determines reasonable; (d) make, settle, and adjust all claims under Issuer’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Collateral Agent or a third party as the UCC or any applicable law permits. Each Obligor hereby appoints Collateral Agent as its lawful attorney-in-fact to sign such Obligor’s or any of its

Subsidiaries’ name on any documents necessary to perfect or continue the perfection of Collateral Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Collateral Agent and the Purchasers are under no further obligation to purchase Notes hereunder. Collateral Agent’s foregoing appointment as each Obligor’s or any of its Subsidiaries’ attorney in fact, and all of Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Commitments have been terminated.

9.3 Protective Payments. If Issuer or any of its Subsidiaries fail to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Issuer or any of its Subsidiaries is obligated to pay under this Agreement or any other Note Document, Collateral Agent may obtain such insurance or make such payment, and all amounts so paid by Collateral Agent are Reimbursable Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral. Collateral Agent will make reasonable efforts to provide Issuer with notice of Collateral Agent obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter. No such payments by Collateral Agent are deemed an agreement to make similar payments in the future or Collateral Agent’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) each Obligor irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Collateral Agent from or on behalf of any Obligor or any of its Subsidiaries of all or any part of the Obligations, and, as between the Obligors on the one hand and Collateral Agent and Purchasers on the other, Collateral Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Collateral Agent may deem advisable notwithstanding any previous application by Collateral Agent, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Reimbursable Expenses; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth, to any other indebtedness or obligations of the Obligors owing to Collateral Agent or any Purchaser under the Note Documents. Any balance remaining shall be delivered to applicable Obligor or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Any reference in this Agreement to an allocation between or sharing by the Purchasers of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to Pro Rata Share unless expressly provided otherwise. Collateral Agent, or if applicable, each Purchaser, shall promptly remit to the other Purchasers such sums as may be necessary to ensure the ratable repayment of each Purchaser’s portion of any Note and the ratable distribution of interest, fees and reimbursements paid or made by any Obligor. Notwithstanding the foregoing, a Purchaser receiving a scheduled payment shall not be responsible for determining whether the other Purchasers also received their scheduled payment on such date; provided, however, if it is later determined that a Purchaser received more than its ratable share of scheduled payments made on any date or dates, then such Purchaser shall remit to Collateral Agent or other Purchasers such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Collateral Agent. If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Purchaser in excess of its ratable share, then the portion of such payment or distribution in excess of such Purchaser’s ratable share shall be received by such Purchaser in trust for and shall be promptly paid over to the other Purchaser for application to the payments of amounts due on the other Purchasers’ claims. To the extent any payment for the account of an Obligor is required to be returned as a voidable transfer or otherwise, the Purchasers shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis. If any Purchaser shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for Collateral Agent and other Purchasers for purposes of perfecting Collateral Agent’s security interest therein.

9.5 Liability for Collateral. So long as Collateral Agent and the Purchasers comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Collateral Agent and the Purchasers, Collateral Agent and the Purchasers shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. The Obligors bear all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Failure by Collateral Agent or any Purchaser, at any time or times, to require strict performance by the Obligors of any provision of this Agreement or any other Note Document shall not waive, affect, or diminish any right of Collateral Agent or any Purchaser thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Collateral Agent and the Required Purchasers and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of Collateral Agent and the Purchasers under this Agreement and the other Note Documents are cumulative. Collateral Agent and the Purchasers have all rights and remedies provided under the UCC, any applicable law, by law, or in equity. The exercise by Collateral Agent or any Purchaser of one right or remedy is not an election, and Collateral Agent’s or any Purchaser’s waiver of any Event of Default is not a continuing waiver. Collateral Agent’s or any Purchaser’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Each Obligor waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Collateral Agent or any Purchaser on which Issuer or any Subsidiary is liable.

10. NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Note Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile or email transmission as evidenced by a transmission confirmation sheet or server delivery confirmation notice, as applicable; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number or email address indicated below. Any of Collateral Agent, the Purchasers or Issuer may change its mailing address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to any Obligor:	INVITAE CORPORATION 1400 16th Street San Francisco, CA 94103 Attn: Shelly Guyer, CFO Email:

with a copy (which shall not constitute notice) to:	Pillsbury Winthrop Shaw Pittman LLP 12255 El Camino Real, Suite 300 San Diego, CA 92130 Attn: Mike Hird Fax: 858-509-4010 Email:mike.hird@pillsburylaw.com

If to Collateral Agent:

INN SA LLC

c/o Oberland Capital Management LLC

1700 Broadway, 37th Floor

New York, NY 10019

Attn: Dave Dubinsky

Facsimile: (212) 257-5851

Telephone: (212) 257-5800

E-mail: ddubinsky@oberlandcapital.com

with a copy (which shall not constitute notice) to:	Cooley LLP 101 California Street San Francisco, CA 94111 Attention: Gian-Michele a Marca Fax: (415) 693-2222

If to any Purchaser	As specified on the signature page hereto.

11. CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

This Agreement and the other Note Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Note Document (except as may be expressly otherwise provided in any Note Document) shall be governed by, and construed in accordance with, the law of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).

Each Obligor, Collateral Agent and each Purchaser each submit to the exclusive jurisdiction of the courts of the State of New York sitting in the City and County of New York and of the United States District Court of the Southern District of New York and any appellate court thereof and agrees that all claims in respect of any such action, litigation or proceeding shall be heard and determined in such state court or, to the fullest extent permitted by applicable law, in such federal court; provided that the foregoing shall not preclude Collateral Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

12. GUARANTY.

12.1 The Guarantee. The Guarantors hereby jointly and severally guarantee to Collateral Agent and the Purchasers, and their successors and assigns, the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Notes, all fees and other amounts and Obligations from time to time owing to Collateral Agent and the Purchasers by Issuer and each other Obligor under the Notes, this Agreement or under any other Note Document, in each case strictly in accordance with the terms hereof and thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby further jointly and severally agree that if Issuer or any other Obligor shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

12.2 Obligations Unconditional. The obligations of the Guarantors under Section 12.1 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of Issuer under the Notes, this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 12.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d) any Lien or security interest granted to, or in favor of, Collateral Agent as security for any of the Guaranteed Obligations shall fail to be perfected.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that Collateral Agent or any Purchaser exhaust any right, power or remedy or proceed against Issuer under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

12.3 Reinstatement. The obligations of the Guarantors under this Section 12 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Issuer in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantors jointly and severally agree that they will indemnify Collateral Agent and the Purchasers on demand for all reasonable costs and expenses (including fees of counsel) incurred by such Persons in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

12.4 Subrogation. The Guarantors hereby jointly and severally agree that, until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments, they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 12.1, whether by subrogation or otherwise, against Issuer or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

12.5 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors, on one hand, and Collateral Agent and the Purchasers, on the other hand, the obligations of Issuer under the Notes, this Agreement and under the other Note Documents may be declared to be forthwith due and payable as provided in Section 9.1 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9.1) for purposes of Section 12.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Issuer and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Issuer) shall forthwith become due and payable by the Guarantors for purposes of Section 12.1.

12.6 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Section 12 constitutes an instrument for the payment of money, and consents and agrees that Collateral Agent and the Purchasers, at their sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

12.7 Continuing Guarantee. The guarantee in this Section 12 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

12.8 Rights of Contribution. The Guarantors hereby agree, as between themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Fair Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Guarantor to any Excess Funding Guarantor under this Section 12.8 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Section 12 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations. For purposes of this Section 12.8, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Guarantor that has paid an amount in excess of its Fair Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Fair Share of such Guaranteed Obligations and (iii) “Fair Share” means, for any Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Guarantor (excluding any shares of stock of any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been Guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of Issuer and the Guarantors hereunder and under the other Note Documents) of all of the Guarantors, determined (A) with respect to any Guarantor that is a party hereto on the Effective Date, as of the Effective Date, and (B) with respect to any other Guarantor, as of the date such Guarantor becomes a Guarantor hereunder.

12.9 General Limitation on Guarantee Obligations. In any action or proceeding involving any provincial, territorial or state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 12.1 would otherwise, taking into account the provisions of Section 12.8, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 12.1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, Collateral Agent, any Purchaser or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

13. GENERAL PROVISIONS

13.1 Successors and Assigns.

(a) This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Issuer may not transfer, pledge or assign this Agreement or any rights or obligations under it without Collateral Agent’s and each Purchaser’s prior written consent (which may be granted or withheld in Collateral Agent’s and each Purchaser’s discretion, subject to Section 13.6). The Purchasers have the right, without the consent of or notice to Issuer, to sell, transfer, assign, pledge, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Purchaser Transfer”) all or any part of, or any interest in, the Notes and the Purchasers’ obligations, rights, and benefits under this Agreement and the other Note Documents; provided, however, that any such Purchaser Transfer (other than a transfer, pledge, sale or assignment to an Eligible Assignee) of its obligations, rights, and benefits under this Agreement and the other Note Documents shall require the prior written consent of the Required Purchasers (such approved assignee, an “Approved Purchaser”). Issuer and Collateral Agent shall be entitled to continue to deal solely and directly with such Purchaser in connection with the interests so assigned until Collateral Agent and Issuer shall have received and accepted an effective assignment agreement in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee or Approved Purchaser as Collateral Agent reasonably shall require. Notwithstanding anything to the contrary contained herein, so long as no Event of Default has occurred and is continuing, no Purchaser Transfer (other than a Purchaser Transfer in connection with (x) assignments by a Purchaser due to a forced divestiture at the request of any regulatory agency; or (y) upon the occurrence of a default, event of default or similar occurrence with respect to a Purchaser’s own financing or securitization transactions) shall be permitted, without Issuer’s consent, to any Person (i) that is not an Eligible Assignee (except for the grant of any participation, which, for the avoidance of doubt, may be made to any Person) or (ii) which is an Affiliate or Subsidiary of Issuer, a direct competitor of Issuer or a vulture hedge fund, each as reasonably determined by Collateral Agent. Each Approved Purchaser or Eligible Assignee shall, upon the effectiveness of the Purchaser Transfer, provide all the forms and statements required by Section 2.6(b), as applicable; provided that, in the case of a grant of a participation, such Person shall deliver all such required forms and statements to the Purchaser from which the related participation shall have been purchased.

(b) Collateral Agent, acting solely for this purpose as a non-fiduciary agent of Issuer, shall maintain at its office referred to in Section 10 a copy of each assignment and assumption delivered to it and a register for the recordation of the names and addresses of the Purchasers, and the commitments of, and principal amounts (and stated interest) of the Obligations owing to, each Purchaser pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Issuer, Collateral Agent and each Purchaser shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of the Note Documents. The Register shall be available for inspection by Issuer and each Purchaser, at any reasonable time and from time to time upon reasonable prior notice. For the avoidance of doubt, (i) each Note issued pursuant to this Agreement is a registered obligation, (ii) the right, title and interest of each Purchaser and its assignees in and to such Notes shall be transferable only upon notation of such transfer in the Register and (iii) no assignment thereof or participation therein shall be effective until recorded therein. This Section 13.1(b) shall be construed so that each Note is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and Section 5f.103-1(c) of the United States Treasury Regulations.

13.2 Indemnification. Issuer agrees to indemnify, defend and hold Collateral Agent and the Purchasers and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Collateral Agent or the Purchasers (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party (including Issuer or any of its Subsidiaries) in connection with, related to, following, or arising from, out of or under, the transactions contemplated by the Note Documents; and (b) all losses or Reimbursable Expenses incurred, or paid by Indemnified Person in connection with, related to, following, or arising from, out of or under, the transactions contemplated by the Note Documents between Collateral Agent, and/or the Purchasers and Issuer (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct. Issuer hereby further indemnifies, defends and holds each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Issuer or any of its Subsidiaries, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Collateral Agent or Purchasers) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct.

13.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

13.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

13.5 Correction of Note Documents. Collateral Agent and the Purchasers may correct patent errors and fill in any blanks in this Agreement and the other Note Documents consistent with the agreement of the parties; provided that Collateral Agent shall provide Issuer with notice of any such corrections within twenty (20) Business Days thereof.

13.6 Amendments in Writing; Integration. (a) No amendment, modification, termination or waiver of any provision of this Agreement or any other Note Document, no approval or consent thereunder, or any consent to any departure by Issuer or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by Issuer, Collateral Agent and the Required Purchasers provided that:

(i) no such amendment, waiver or other modification that would have the effect of increasing or reducing a Purchaser’s Commitment or Commitment Percentage shall be effective as to such Purchaser without such Purchaser’s written consent;

(ii) no such amendment, waiver or modification that would affect the rights and duties of Collateral Agent shall be effective without Collateral Agent’s written consent or signature; and

(iii) no such amendment, waiver or other modification shall, unless signed by all the Purchasers directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Note or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Note (B) postpone the date fixed for, or waive, any payment of principal of any Note or of interest on any Note (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Purchasers” or the percentage of Purchasers which shall be required for the Purchasers to take any action hereunder; (D) release all or substantially all of the Collateral, authorize Issuer to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any Guarantor of all or any portion of the Obligations or its guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Note Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 13.6 or the definitions of the terms used in this Section 13.6 insofar as the definitions affect the substance of this Section 13.6; (F) consent to the assignment, delegation or other transfer by Issuer of any of its rights and obligations under any Note Document or release Issuer of its payment obligations under any Note Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions of Pro Rata Share, Commitment, Commitment Percentage, Fourth Purchase Percentage or that provide for the Purchasers to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (H) subordinate the Liens granted in favor of Collateral Agent securing the Obligations (except as contemplated pursuant to this Agreement in connection with any ABL Indebtedness); or (I) amend any of the provisions of Section 13.10. It is hereby understood and agreed that all Purchasers shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G), (H) and (I) of the preceding sentence;

(b) Other than as expressly provided for in Section 13.6(a)(i)-(iii), Collateral Agent may, if requested by the Required Purchasers, from time to time designate covenants in this Agreement less restrictive by notification to a representative of Issuer.

(c) This Agreement and the Note Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Note Documents merge into this Agreement and the Note Documents.

13.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

13.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Issuer in Section 13.2 to indemnify each Purchaser and Collateral Agent, as well as the confidentiality provisions in Section 13.9 below, shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

13.9 Confidentiality. In handling any confidential information of Issuer, the Purchasers and Collateral Agent shall exercise the same degree of care that it exercises for their own proprietary information (but in no event less than a reasonable standard of care), but disclosure of information may be made: (a) subject to the terms and conditions of this Agreement, to the Purchasers’ and Collateral Agent’s Subsidiaries or Affiliates, or in connection with a Purchaser’s own financing or securitization transactions and upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; (b) to prospective transferees (other than those identified in (a) above) or purchasers of any interest in the Notes (provided, however, the Purchasers and Collateral Agent shall, except upon the occurrence and during the continuance of an Event of Default, obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (c) as required by law, regulation, subpoena, or other order; (d) to Purchasers’ or Collateral Agent’s regulators or as otherwise required in connection with an examination or audit; (e) as Collateral Agent reasonably considers appropriate in exercising remedies under the Note Documents; and (f) to third party service providers of the Purchasers and/or Collateral Agent so long as such service providers have executed a confidentiality agreement with the Purchasers and Collateral Agent with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Purchasers’ and/or Collateral Agent’s possession when disclosed to the Purchasers and/or Collateral Agent, or becomes part of the public domain after disclosure to the Purchasers and/or Collateral Agent; or (ii) is disclosed to the Purchasers and/or Collateral Agent by a third party, if the Purchasers and/or Collateral Agent does not know that the third party is prohibited from disclosing the information. Subject to the foregoing, Collateral Agent and the Purchasers may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis. The provisions of the immediately preceding sentence shall survive the termination of this Agreement. The agreements provided under this Section 13.9 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 13.9.

13.10 Right of Set Off. Issuer hereby grants to Collateral Agent and to each Purchaser, a lien, security interest and right of set off as security for all Obligations to Collateral Agent and each Purchaser hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Collateral Agent or the Purchasers or any entity under the control of Collateral Agent or the Purchasers (including a Collateral Agent affiliate) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Collateral Agent or the Purchasers may set off the same or any part thereof and apply the same to any liability or obligation of Issuer even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF ISSUER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

13.11 Cooperation of Issuer. If necessary, Issuer agrees to (i) execute any documents (including new Notes) reasonably required to effectuate and acknowledge each assignment of a Commitment or Note to an assignee in accordance with Section 13.1, (ii) make Issuer’s management available to meet with Collateral Agent and prospective participants and assignees of Commitments or Notes (which meetings shall be conducted no more often than twice every twelve months unless an Event of Default has occurred and is continuing), and (iii) assist Collateral Agent or the Purchasers in the preparation of information relating to the financial affairs of Issuer as any prospective participant or assignee of a Commitment or Note reasonably may request. Subject to the provisions of Section 13.9, Issuer authorizes each Purchaser to disclose to any prospective participant or assignee of a Commitment, any and all information in such Purchaser’s possession concerning Issuer and its financial affairs which has been delivered to such Purchaser by or on behalf of Issuer pursuant to this Agreement, or which has been delivered to such Purchaser by or on behalf of Issuer in connection with such Purchaser’s credit evaluation of Issuer prior to entering into this Agreement.

13.12 Representations and Warranties of the Purchasers. Each Purchaser, severally and not jointly, represents and warrants to Issuer as of the date such Person becomes a Purchaser and as of each Purchase Date, that:

(a) Each of the Notes to be received by such Purchaser hereunder will be acquired for such Purchaser’s own account, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, except pursuant to sales registered or exempted under the Securities Act, and such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of such Notes in compliance with applicable federal and state securities laws.

(b) Such Purchaser can bear the economic risk and complete loss of its investment in the Notes and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

(c) Such Purchaser has had an opportunity to receive, review and understand all information related to Issuer requested by it and to ask questions of and receive answers from Issuer regarding Issuer, its Subsidiaries, its business and the terms and conditions of the offering of the Notes, and has conducted and completed its own independent due diligence.

(d) Based on the information such Purchaser has deemed appropriate, it has independently made its own analysis and decision to enter into the Note Documents.

(e) Such Purchaser understands that the Notes are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from Issuer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. Such Purchaser understands that no United States federal or state agency, or similar agency of any other country, has reviewed, approved, passed upon, or made any recommendation or endorsement of Issuer or the purchase of the Notes.

(f) Such Purchaser is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

(g) Such Purchaser did not learn of the investment in the Notes as a result of any general solicitation or general advertising.

13.13 Agency.

(a) Each Purchaser hereby irrevocably appoints Collateral Agent to act on its behalf as collateral agent hereunder and under the other Note Documents and authorizes Collateral Agent to take such actions on its behalf, to exercise such powers as are delegated to Collateral Agent by the terms hereof or thereof and to act as agent of such Purchaser for purposes of acquiring, holding, enforcing and perfecting all Liens granted by the Obligors on the Collateral to secure any of the Obligations, in each case together with such actions and powers as are reasonably incidental thereto.

(b) Each Purchaser agrees to indemnify Collateral Agent in its capacity as such (to the extent not reimbursed by the Obligors and without limiting the obligation of the Obligors to do so), according to its respective Pro Rata Share (in effect on the date on which indemnification is sought under this Section 13.13), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against Collateral Agent in any way relating to or arising out of, the Notes, this Agreement, any of the other Note Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Collateral Agent under or in connection with any of the foregoing. The agreements in this Section shall survive the payment of the Notes and all other amounts payable hereunder.

(c) The Person serving as Collateral Agent hereunder shall have the same rights and powers in its capacity as Purchaser as any other Purchaser and may exercise the same as though it were not Collateral Agent and the term “Purchaser” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Collateral Agent hereunder in its individual capacity.

(d) Collateral Agent shall have no duties or obligations except those expressly set forth herein and in the other Note Documents. Without limiting the generality of the foregoing, Collateral Agent shall not:

(i) be subject to any fiduciary or other implied duties, regardless of whether any default or any Event of Default has occurred and is continuing;

(ii) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Note Documents that Collateral Agent is required to exercise as directed in writing by any Purchaser; provided that Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Collateral Agent to liability or that is contrary to any Note Document or applicable law; and

(iii) except as expressly set forth herein and in the other Note Documents, have any duty to disclose, and Collateral Agent shall not be liable for the failure to disclose, any information relating to Issuer or any of its Affiliates that is communicated to or obtained by any Person serving as Collateral Agent or any of its Affiliates in any capacity.

(e) Collateral Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Purchasers or as Collateral Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct.

(f) Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Note Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Note Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Collateral Agent.

(g) Collateral Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Collateral Agent and conforming to the requirements of this Agreement or any of the other Note Documents. Collateral Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Collateral Agent hereunder or under any Note Documents in accordance therewith. Collateral Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction. Collateral Agent shall not be under any obligation to exercise any of the rights or powers granted to Collateral Agent by this Agreement and the other Note Documents at the request or direction of the Required Purchasers unless Collateral Agent shall have been provided by the Purchasers with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.

13.14 Original Issue Discount. Issuer shall (i) treat the Notes as indebtedness issued with original issue discount within the meaning of Section 1273(a) of the Code for U.S. federal income tax purposes, and not as a “contingent payment debt instruments” for U.S. federal income tax purposes, (ii) make available to the Purchasers the issue price, the amount of original issue discount, if any, the issue date and the yield to maturity for each Note issued that is treated as a separate “issue” for tax purposes in accordance with the requirements set forth in Treasury Regulation Section 1.1275-3(b) (provided that Issuer shall consult with the Purchasers in the determination thereof and such determinations shall be reasonably acceptable to the Purchasers) and (iii) not take any position inconsistent with such treatment of the Notes in any communication or agreement with any taxing authority unless required by a final “determination” within the meaning of Section 1313(a) of the Code.

14. DEFINITIONS

14.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“6.2 Notice” is defined in Section 6.2.

“ABL Facility Indebtedness” is any Indebtedness for borrowed money to a Person that is not an Affiliate of Issuer or any of its Subsidiaries under a working capital or revolving credit facility that is secured solely by Inventory, Accounts and books and records relating to Inventory and/or Accounts of the Obligors (and the products and proceeds thereof); provided that (A) each provider of such Indebtedness shall have entered into an intercreditor agreement with Collateral Agent on terms satisfactory to Collateral Agent, (B) the outstanding principal amount of ABL Facility Indebtedness at any time shall not exceed 85% of the amount of accounts receivables and inventory of the Obligors at such time, (C) the Commitment Termination Date shall have occurred for each of the First Purchase, the Second Purchases and the Third Purchases prior to the incurrence of any ABL Facility Indebtedness (or entry into any related working capital or revolving credit facility), and (D) no Default or Event of Default shall have occurred and be continuing at the time of the incurrence of any ABL Facility Indebtedness.

“Account” is any “account” as defined in the UCC with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Issuer.

“Account Debtor” is any “account debtor” as defined in the UCC with such additions to such term as may hereafter be made.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Annual Projections” is defined in Section 6.2(a)(iii).

“Anti-Terrorism Laws” are any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Approved Fund” is any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for any Purchaser or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) a Purchaser, (b) an Affiliate of a Purchaser or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Purchaser.

“Approved Purchaser” is defined in Section 13.1(a).

“Bank of America Collection Collateral Account” is account number ending in 2261 held at Bank of America, existing as of the Effective Date, maintained for the collection of legacy accounts receivable of Good Start Genetics, Inc.

“Blocked Person” is any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Purchaser is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Business Day” is any day of the year on which banks are open for business in New York, New York.

“Capital Lease” is any lease or similar arrangement which is of a nature that payment obligations of the lessee or obligor thereunder at the time are or should be capitalized and shown as liabilities (other than current liabilities) upon a balance sheet of such lessee or obligor prepared in accordance with GAAP.

“Capital Lease Obligations” are, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that would, in accordance with GAAP, appear on a balance sheet of such lessee with respect to such Capital Lease.

“Cash Equivalents” are (i) securities issued or unconditionally guaranteed or insured by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within one year from the date of acquisition, (ii) commercial paper issued by any Person organized under the laws of the United States of America, maturing within 360 days from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Services or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc., or F-1 or better by Fitch Investor Services, (iii) time deposits and certificates of deposit maturing within 360 days from the date of issuance and issued by a bank or trust company organized under the laws of the United States of America or any state thereof (A) that has combined capital and surplus of at least $500,000,000 or (B) that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by Standard & Poor’s Ratings Services or at least A2 or the equivalent thereof by Moody’s Investors Service, Inc. or A or better by Fitch Investor Services, and (iv) money market funds that are SEC registered 2a-7 eligible only, have assets in excess of $1,000,000,000, offer a daily purchase/redemption feature and seek to maintain a constant share price; provided that, the Obligors will invest only in ‘no-load’ funds which have a constant $1.00 net asset value target.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, in each case that has a direct or indirect adverse impact with respect to taxes, (b) any change in any law, rule, regulation or treaty, in each case that has a direct or indirect adverse impact with respect to taxes, or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive, in each case that has a direct or indirect adverse impact with respect to taxes (whether or not having the force of law) by any Governmental Authority.

“Change of Control” is:

(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the 1934 Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the 1934 Act) of more than fifty percent (50%) of the Equity Interests of Issuer entitled to vote for members of its Board on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(ii) a merger or consolidation of Issuer with any Person in which the stockholders of Issuer immediately prior to such merger or consolidation do not continue to hold immediately following the closing of such merger or consolidation at least fifty percent (50%) of the aggregate ordinary voting power entitled to vote for the election of directors represented by the issued and outstanding Equity Interests of the entity surviving or resulting from such consolidation;

(iii) a sale, transfer, license or other disposition of all or substantially all of the consolidated assets of Issuer and its Subsidiaries to one or more Persons that are not Obligors in one transaction or a series of related transactions;

(iv) the occurrence of a “change of control,” “fundamental change” or other similar event or condition that results in Issuer being required to repurchase, redeem or retire any Permitted Convertible Notes in whole or in part pursuant to the terms of the indenture or other governing instrument for such Permitted Convertible Notes; or

(v) the occurrence of a change of control, or other similar provision, as defined in any agreement or instrument evidencing any ABL Facility Indebtedness triggering a default or mandatory prepayment.

“Claims” are defined in Section 13.2.

“Code” is the Internal Revenue Code of 1986, as amended, or any successor federal tax code. Any reference to any provision of the Code shall also include the income tax regulations promulgated thereunder, whether final, temporary or proposed.

“Collateral” is any and all properties, rights and assets of Issuer described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account, or any other bank account maintained by Issuer or any Subsidiary at any time (other than any Excluded Account).

“Collateral Agent” is INN SA LLC, not in its individual capacity, but solely in its capacity as agent on behalf of and for the benefit of the Purchasers.

“Commitment” is, for any Purchaser, the obligation of such Purchaser to purchase Notes, up to the principal amount shown on Schedule 1.1. “Commitments” means the aggregate amount of such commitments of all Purchasers.

“Commitment Percentage” is set forth in Schedule 1.1, as amended from time to time.

“Commitment Termination Date” is the earliest of (i) (a) with respect to the First Purchase, the First Purchase Date (or such later date as specified in writing by the Required Purchasers in their sole discretion), (b) with respect to the Second Purchase, the earlier of (1) June 30, 2019 (or such later date as specified in writing by the Required Purchasers in their sole discretion) and (2) the purchase of $25,000,000 of principal amount of Notes pursuant to one or more Second Purchases and (c) with respect to any Third Purchase, the earlier of (1) December 31, 2019 (or such later date as specified in writing by the Required Purchasers in their sole discretion) and (2) the purchase of $50,000,000 of principal amount of Notes pursuant to one or more Third Purchases, (ii) the occurrence of a Change of Control, (iii) the redemption by Issuer in full of all outstanding Notes and (iv) the termination of the Commitments pursuant to Section 9.1.

“Commodity Account” is any “commodity account” as defined in the UCC with such additions to such term as may hereafter be made.

“Communication” is defined in Section 10.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Issuer or any of its Subsidiaries maintains a Deposit Account or the securities intermediary or commodity intermediary at which Issuer or any of its Subsidiaries maintains a Securities Account or a Commodity Account, Issuer and such Subsidiary, and Collateral Agent pursuant to which Collateral Agent obtains control (within the meaning of the UCC) for the benefit of the Purchasers over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Default” is any event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.2(c).

“Deposit Account” is any “deposit account” as defined in the UCC with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Issuer’s deposit account, account number 3300694702, maintained with Silicon Valley Bank.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Effective Date” is defined in the preamble of this Agreement.

“Eligible Assignee” is (i) a Purchaser, (ii) an Affiliate of a Purchaser, (iii) an Approved Fund and (iv) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case of this clause (iv), which either (A) has a rating of BBB or higher from Standard & Poor’s Rating Group and a rating of Baa2 or higher from Moody’s Investors Service, Inc. at the date that it becomes a Purchaser or (B) has total assets in excess of Five Billion Dollars ($5,000,000,000.00), and (1) in each case of clauses (ii) through (iv), which, through its applicable purchasing office, is capable of purchasing Notes from Issuer without the imposition of any additional withholding or similar taxes in excess of those imposed with respect to the applicable assignor or (2) notwithstanding anything to the contrary in clause (1), in the case of clause (ii), in the event of a Change in Law that could adversely impact a Purchaser as determined in good faith by such Purchaser in its sole discretion; provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include, unless an Event of Default has occurred and is continuing, (i) Issuer or any of Issuer’s Affiliates or Subsidiaries or (ii) a direct competitor of Issuer or a vulture hedge fund, each as determined by Collateral Agent. Notwithstanding the foregoing, (x) in connection with assignments by a Purchaser due to a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party and (y) in connection with a Purchaser’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release such Purchaser from any of its obligations hereunder or substitute any such Person or party for such Purchaser as a party hereto until Collateral Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee as Collateral Agent reasonably shall require.

“Equipment” is all “equipment” as defined in the UCC with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Interest” is, with respect to any Person, any and all shares, interests, partnership interests (whether general or limited), membership interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such Person, but excluding any convertible and exchangeable Indebtedness of such Person.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Event of Default” is defined in Section 8.

“Excluded Accounts” are, collectively, (a) any Deposit Account of any Obligor that is used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Issuer’s or any of its Subsidiaries’, employees, (b) any Federal A/R Account (but only so long as such account is subject to a daily sweep to a Deposit Account of an Obligor that is subject to a Control Agreement), (c) the SVB Cash Collateral Accounts, (d) the U.S. Bank Cash Collateral Account; provided that the aggregate amount of funds in such account shall not exceed Three Hundred Thousand Dollars ($300,000), (e) the Bank of America Collection Collateral Account (provided that (x) the daily sweep of such account remains turned on at all times, (y) all amounts received in such account are directed to an account which is subject to a Control Agreement in favor of Collateral Agent, and (z) if Good Start Genetics, Inc. has uncollected legacy accounts receivable as of March 31, 2019 that may be collected in such account, then Issuer shall, by no later than April 30, 2019 either (I) deliver a duly executed Control Agreement in favor of Collateral Agent for such account, or (II) deliver evidence to Collateral Agent that such account has been closed); and (f) escrow accounts, Deposit Accounts and trust accounts that are pledged or otherwise encumbered pursuant to Permitted Liens (provided that the aggregate amount of funds in the accounts described in this clause (f) shall not exceed $500,000).

“Excluded Foreign Subsidiary” is (a) Invitae Canada Inc., (b) any Foreign Subsidiary that is a “controlled foreign corporation” as such term is defined in Section 957(a) of the Code and that has been designated by Issuer in writing to Collateral Agent as an “Excluded Foreign Subsidiary”, (c) any Subsidiary that owns (directly or indirectly) no material assets other than the Equity Interests of one or more controlled foreign corporations and (d) any Subsidiary of a Subsidiary described in clauses (a), (b) and (c); provided that at no time shall (i) the total revenues of all Excluded Foreign Subsidiaries exceed 5% or more of the total consolidated revenues of Issuer or (ii) the total assets of all Excluded Subsidiaries exceed 5% or more of the total consolidated assets of Issuer.

“Existing Indebtedness” is the indebtedness of Issuer to Oxford Finance LLC (“Oxford”) in the aggregate outstanding amount as of the Effective Date of approximately Sixty Four Million Seven Hundred Nine Thousand Six Hundred Eighteen Dollars and Eighty Cents ($64,709,618.80) pursuant to that certain Loan and Security Agreement, dated as of March 15, 2017, entered into by and among Oxford, Issuer, and PatientCrossroads, Inc. and the other “Borrowers” party thereto, as amended to date.

“Federal A/R Account” is any Deposit Account into which payments on Medicare or Medicaid accounts receivable or other accounts receivable under which the United States federal government is the account debtor are directly paid.

“First Purchase” is defined in Section 2.1(a)(i).

“First Purchase Date” is the Purchase Date in respect of the First Purchase.

“Foreign Purchaser” means any Purchaser that is not a United States Person.

“Foreign Subsidiary” is a Subsidiary that is not an entity organized under the laws of the United States or any territory thereof.

“Fourth Purchase” is defined in Section 2.1(a)(iv).

“Fourth Purchase Date” is any Purchase Date in respect of a Fourth Purchase.

“Fourth Purchase Percentage” is, for any Purchaser, the percentage set forth on Schedule 1.1 opposite such Purchaser’s name.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“General Intangibles” are all “general intangibles” as defined in the UCC in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” is each Subsidiary (other than any Excluded Foreign Subsidiary) that is a guarantor of the Obligations under a Guaranty.

“Guaranty” is the guaranty set forth in Section 12 or any guarantee of all or any part of the Obligations in form and substance satisfactory to Collateral Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Healthcare Laws” are, collectively, all Requirements of Law whether U.S. or non-U.S., regulating the manufacturing, labeling, promotion or sale and provision of and payment for healthcare products, items and services, including the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. §263a et seq), HIPAA, Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. § 1320a- 7b(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” Section 1877 of the Social Security Act, as amended, 42 U.S.C. § 1395nn (Limitation on Certain Physician Referrals), commonly referred to as “Stark Statute,” U.S. Federal Food, Drug, and Cosmetic Act, as amended from time to time (21 U.S.C. § 301 et seq.), all applicable Good Manufacturing Practice requirements addressed in the FDA’s Quality System Regulation (21 C.F.R. Part 820), the Medical Devices Regulations, 21 C.F.R. Part 812, and Parts 50, 54, and 56, all applicable labeling requirements addressed in the FDA’s Labeling Regulations (21 C.F.R. Part 801), and all rules, regulations and guidance promulgated thereunder, including Medicare and Medicaid.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) Capital Lease Obligations, and (d) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Insolvent” is not Solvent.

“Intellectual Property” is all of Issuer’s or any Subsidiary’s right, title and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to Issuer;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the UCC in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance, extension of credit, capital contribution or similar payment to any Person or any payment in respect of any purchase, license or other acquisition of any business, product or product line of any Person (but excluding purchases of Inventory, purchases or leases of Equipment or purchases or licenses of software for internal purposes, in each case in the ordinary course and so long as such activities do not include any options or obligations to make payments or other activities of the type described outside of this parenthetical).

“Issuer” is defined in the preamble hereof.

“Issuer’s Books” are Issuer’s or any of its Subsidiaries’ books and records including ledgers, federal, and state tax returns, records regarding Issuer’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Collateral Agent’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations or condition (financial or otherwise) of Issuer or Issuer and its Subsidiaries taken as a whole; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Maturity Date” is the seventh anniversary of the First Purchase Date; provided that, if any such date shall occur on a day that is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Net Revenue” is, for any relevant fiscal period, all consolidated net revenues of Issuer and its Subsidiaries properly recognized under GAAP, consistently applied, during such period.

“Note Documents” are, collectively, this Agreement, the Notes, the Securities Purchase Agreement, the Post-Closing Letter, each Guaranty, the Perfection Certificates, each Compliance Certificate, each Purchase Notice, the Side Letter, any subordination agreements, notes or guaranties executed by Issuer or any other Obligor and any other present or future agreement entered into by Issuer, any Guarantor or any other Person, in each case, for the benefit of the Purchasers and Collateral Agent in connection with this Agreement; all as amended, restated, or otherwise modified.

“Note Record” is a record maintained by each Purchaser with respect to the outstanding Obligations owed by Issuer to Purchaser and credits made thereto.

“Obligations” are all of Issuer’s obligations to pay when due any debts, principal, interest, Reimbursable Expenses, the Repayment Amount and other amounts Issuer owes the Purchasers now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Note Documents, or otherwise, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Issuer assigned to the Purchasers and/or Collateral Agent, and the performance of Issuer’s duties under the Note Documents.

“Obligors” are, collectively, Issuer and the Guarantors.

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” are all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment Date” is each March 31, June 30, September 30 and December 31, commencing on the first such date to occur following the First Purchase Date; provided that, if any such date shall occur on a day that is not a Business Day, the applicable Payment Date shall be the next preceding Business Day.

“Perfection Certificate” and “Perfection Certificates” is defined in Section 5.1.

“Permitted Acquisition” is an acquisition pursuant to which Issuer acquires a Person or an ownership interest in a Person through the issuance of Issuer’s Equity Interests, so long as the number of shares or the voting power of Issuer’s Equity Interests issued with respect to any one Person is less than twenty percent (20%) of the total shares or voting power of Issuer’s Equity Interests outstanding before the issuance, or through the issuance of Notes pursuant to any Fourth Purchase (which, for the avoidance of doubt, shall be at the Purchasers’ sole discretion pursuant to Section 2.1(a)(iv)), to the extent that each of the following conditions shall have been satisfied:

(a) immediately prior to, and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom;

(b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with applicable law;

(c) in the case of the purchase or other acquisition of Equity Interests, all of the Equity Interests (except for any such Equity Interest in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary in connection with such acquisition shall be wholly owned by Issuer or a Subsidiary;

(d) Issuer shall have delivered to Collateral Agent and Purchasers at least five (5) Business Days (or such shorter period as may be acceptable to Collateral Agent and Purchasers) prior to such proposed acquisition (i) a copy of the purchase agreement related to the proposed acquisition (and any related documents reasonably requested by Collateral Agent and Purchasers), (ii) a general description of the acquired assets or acquired business line or unit or division and the competitive position of such business line or unit or division within the industry, (iii) the sources and uses of funds to finance the proposed acquisition and (iv) to the extent available, quarterly and annual audited financial statements of the Person whose Equity Interests or assets are being acquired for the twelve (12) month period immediately prior to such proposed acquisition;

(e) such Permitted Acquisition shall only involve assets located in the United States; provided, however, any such Permitted Acquisitions may also involve assets located outside the United States so long as the value of such assets does not exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate;

(f) Collateral Agent and the Purchasers have received a certificate from a Responsible Officer together with Board approved projections certifying and setting forth in reasonable detail that Issuer has enough cash on hand to pay its projected expenses and all debt service when due for a period of twelve (12) months after the consummation of such transaction (after giving effect to such transaction); and

(g) such Permitted Acquisition shall be consensual and shall have been approved by the target’s board of directors.

Notwithstanding anything to the contrary contained herein, in order for any acquisition of Equity Interests or assets of another Person to constitute a Permitted Acquisition, Issuer must comply with all of the following: (a) within fifteen (15) days of the closing of such Permitted Acquisition, Issuer (or Subsidiary making such Permitted Acquisition) and the target shall have executed such documents and taken such actions as may be required under Section 6.12; (b) Issuer shall have delivered to Collateral Agent and Purchasers, in form and substance satisfactory to Collateral Agent and Purchasers and sufficiently in advance (and in any case no later than five (5) Business Days prior to such Permitted Acquisition), such other financial information, financial analysis, documentation or other information relating to such Permitted Acquisition and the pro forma certifications required by clause (c) below, in each case, as Collateral Agent and Purchasers shall reasonably request; and (c) on or prior to the date of such Permitted Acquisition, Collateral Agent and Purchasers shall have received, in form and substance reasonably satisfactory to Collateral Agent and Purchasers, a certificate of the chief financial officer of Issuer certifying compliance with the requirements contained in this definition of “Permitted Acquisition” and with the other terms of the Note Documents (before and after giving effect to such Permitted Acquisition).

“Permitted Convertible Notes” are unsecured Indebtedness of Issuer in the form of senior subordinated convertible notes in an aggregate principal amount not to exceed $200,000,000; provided that (a) such convertible notes shall (i) not be guaranteed by any Subsidiary of Issuer, (ii) not provide for (A) any scheduled payment or mandatory prepayment of principal or (B) have a scheduled maturity date or any mandatory prepayments or redemptions of principal (other than customary change of control or fundamental change repurchase obligations and cash payments in lieu of fractional shares upon the conversion or exchange thereof) at the option of the holder thereof, in each case earlier than one hundred eighty-one (181) days after the Maturity Date, (iii) contain usual and customary subordination terms for underwritten offerings of senior subordinated convertible notes acceptable to Collateral Agent (it being understood that the terms contained on Exhibit E shall be deemed usual and customary for purposes hereof), (iv) specifically designate this Agreement and all Obligations as “designated senior indebtedness” or similar term so that the subordination terms referred to in clause (iii) of this definition specifically refer to such notes as being subordinated to the Secured Obligations pursuant to such subordination terms, (v) be convertible into shares of common stock of Issuer, or cash, shares or common stock of Issuer or any combination thereof at the election of Issuer (provided that any settlement of conversions in cash, other than cash in lieu of fractional shares, shall be subject to compliance with Section 7.9) and (vi) be issued after the Commitment Termination Date for each of the First Purchase, Second Purchase and Third Purchase, and (b) no Default or Event of Default shall have occurred and be continuing at the time of the issuance of any such convertible notes.

“Permitted Distributions” are:

(a) repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, director or consultant stock option plans, or similar plans, provided such repurchases do not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate per fiscal year),

(b) repurchases of Equity Interests deemed to occur upon the cash-less or net exercise of stock options, warrants or other convertible or exchangeable securities;

(c) repurchases of Equity Interests deemed to occur upon the withholding of a portion of the Equity Interests granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such person upon such grant or award (or upon vesting or exercise thereof;

(d) dividends or distributions by any Subsidiary of an Obligor to an Obligor; and

(e) payments in respect of any earn-out in connection with a Permitted Acquisition, so long as (i) no Event of Default has occurred and is continuing and (ii) the Purchasers have consented to the issuance of Notes pursuant to the Fourth Purchase in connection with such Permitted Acquisition.

“Permitted Indebtedness” is:

(a) the Obligors’ Indebtedness to the Purchasers and Collateral Agent under this Agreement and the other Note Documents;

(b) Indebtedness existing on the Effective Date and disclosed on the Perfection Certificate(s);

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness consisting of Capitalized Lease Obligations and purchase money Indebtedness, in each case incurred by Issuer or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed Five Hundred Thousand Dollars ($500,000.00) at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made);

(f) Indebtedness relating to one or more equipment leases with De Lage Landen Financial Services, Inc. (or any Person that provides similar equipment leasing services) in an aggregate principal amount not to exceed (i) prior to the Commitment Termination Date, Five Million Dollars ($5,000,000) and (ii) after the Commitment Termination Date, so long as no Default or Event of Default has occurred and is continuing, Fifteen Million Dollars ($15,000,000);

(g) Indebtedness (i) incurred in connection with the SVB Bank Services and (ii) under corporate credit cards secured by the U.S. Bank Cash Collateral Account in an aggregate amount not to exceed, for this clause (g)(ii), Seven Hundred Fifty Thousand Dollars ($750,000) at any time outstanding;

(h) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of Issuer’s business;

(i) ABL Facility Indebtedness;

(j) Guarantees of Issuer and its Subsidiaries in respect of Indebtedness otherwise permitted hereunder of Issuer and any Subsidiary;

(k) Indebtedness incurred by Issuer or its Subsidiaries to finance the payment of insurance premiums;

(l) Indebtedness owed to any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to Issuer or any Subsidiary incurred in connection with such Person providing such benefits or insurance pursuant to customary reimbursement or indemnification obligations to such Person;

(m) Guarantees (or liabilities as a surety, endorser, accommodation endorser or otherwise) in respect of performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business but excluding guaranties with respect to any obligations for borrowed money;

(n) Indebtedness comprising Investments permitted by clauses (a) and (f) of Permitted Investments;

(o) Indebtedness incurred in respect of credit card processing services, debit cards, stored value cards (including so-called “procurement cards” or “P cards”), or any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements, in each case, incurred in the ordinary course of business; provided that the aggregate amount of all such Indebtedness shall not exceed Five Hundred Thousand Dollars ($500,000) at any time outstanding;

(p) Indebtedness consisting of obligations in respect (i) of purchase price adjustments in connection with the disposition of assets or acquisition of assets permitted hereunder or (ii) any earn-out in connection with a Permitted Acquisition, so long as (x) no Event of Default has occurred and is continuing, (y) any such earn-out shall be subordinated to Indebtedness of Issuer and its Subsidiaries owing to the Purchasers on terms acceptable to Collateral Agent and the Purchasers (unless otherwise expressly agreed in writing by the Purchasers) and (z) the Purchasers have consented to the issuance of Notes pursuant to the Fourth Purchase in connection with such Permitted Acquisition;

(q) other unsecured Indebtedness not otherwise permitted under subsections (a) through (q) inclusive of this definition in an aggregate outstanding principal amount not to exceed at any time One Million Dollars ($1,000,000); and

(r) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (g) and (i) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Issuer, or its Subsidiary, as the case may be (and in the case of any Subordinated Debt, such Indebtedness continues to qualify as Subordinated Debt).

“Permitted Investments” are:

(a) Investments disclosed on the Perfection Certificate(s) and existing on the Effective Date;

(b) (i) Investments consisting of cash and Cash Equivalents, and (ii) any other Investments permitted by Issuer’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Collateral Agent;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Issuer;

(d) Investments consisting of deposit accounts in which Collateral Agent has a perfected security interest;

(e) Investments in connection with Transfers permitted by Section 7.1;

(f) Investments an Obligor in its Subsidiaries, including in connection with the formation of any Subsidiaries in accordance with Section 6.12, provided that all such Investments in Invitae Canada, Inc. and any other Subsidiaries that are not Obligors shall not exceed Two Hundred Thousand ($200,000.00) in the aggregate in any fiscal year;

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Issuer or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Issuer’s Board of Directors; not to exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate for (i) and (ii) in any fiscal year;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Issuer in any Subsidiary;

(j) non-cash Investments in joint ventures or strategic alliances in the ordinary course of Issuer’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support;

(k) non-cash Investments acquired in connection with Permitted Acquisitions; and

(l) other Investments in an aggregate amount at any time not to exceed Five Hundred Thousand Dollars ($500,000).

“Permitted Licenses” are (A) licenses of over-the-counter software that is commercially available to the public, and (B) non-exclusive and exclusive licenses for the use of the Intellectual Property of Issuer or any of its Subsidiaries entered into in the ordinary course of business, provided that, with respect to each such license described in clause (B), (i) no Event of Default has occurred or is continuing at the time of such license; (ii) the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Issuer or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property; (iii) in the case of any exclusive license, (x) Issuer delivers ten (10) days’ prior written notice and a brief summary of the terms of the proposed license to Collateral Agent and the Purchasers and delivers to Collateral Agent and the Purchasers copies of the final executed licensing documents in connection with the exclusive license promptly upon consummation thereof, and (y) any such license could not result in a legal transfer of title of the licensed property but may be exclusive in respects other than territory and may be exclusive as to territory only as to discrete geographical areas outside of the United States; and (iv) all upfront payments, royalties, milestone payments or other proceeds arising from the licensing agreement that are payable to Issuer or any of its Subsidiaries are paid to a Deposit Account that is governed by a Control Agreement.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and disclosed on the Perfection Certificates or arising under this Agreement and the other Note Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Issuer maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Code;

(c) Liens securing Indebtedness permitted under clause (e) of the definition of “Permitted Indebtedness,” provided that (i) such Liens exist prior to the acquisition of, or attach substantially simultaneous with, or within twenty (20) days after the, acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness and (ii) such Liens do not extend to any property of Issuer other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;

(d) Liens securing Indebtedness permitted under clause (f) of the definition of “Permitted Indebtedness,” provided that (i) such Liens exist prior to, or attach substantially simultaneous with, or within twenty (20) days after, the acquisition or lease of such property financed or leased by such Indebtedness and (ii) such Liens do not extend to any property of Issuer other than the property (and proceeds thereof) financed or leased by such Indebtedness;

(e) Liens on Inventory, Accounts and books and records relating to Inventory and/or Accounts securing ABL Facility Indebtedness;

(f) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Two Hundred Thousand Dollars ($200,000.00), and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(g) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(h) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (d), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(i) leases or subleases of real property granted in the ordinary course of Issuer’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Issuer’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Collateral Agent or any Purchaser a security interest therein;

(j) banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with Issuer’s deposit accounts or securities accounts held at such institutions solely to secure payment of fees and similar costs and expenses and provided such accounts are maintained in compliance with Section 6.6(b) hereof;

(k) Liens on (i) the SVB Cash Collateral Accounts securing Issuer’s obligations with respect to SVB Bank Services, (ii) the U.S. Bank Cash Collateral Account and (iii) the Bank of America Collection Collateral Account;

(l) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;

(m) Liens consisting of Permitted Licenses;

(n) Easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;

(o) Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto to the extent permitted under this Agreement;

(p) Liens that do not secure Indebtedness existing on any property prior to a Permitted Acquisition or existing on any property of any Person that becomes and Obligor provided that such lien is not created in contemplate of or in connection with such Permitted Acquisition and such Lien shall secure only those obligations which it secured on the date of such Permitted Acquisitions;

(q) Liens in favor of credit card processors (“Credit Card Processors”) pursuant to the agreements with such parties, consisting of (i) Deposit Accounts into which such Credit Card Processor makes payments and any reserve Deposit Account required to be established by such Credit Card Processor, (ii) the transactions executed pursuant to the merchant services agreement with such Credit Card Processor and the proceeds thereof; (iii) the rights of the applicable Obligor under such merchant services agreement, and (iv) other assets in the possession of such Credit Card Processor, provided, that (x) obligations secured by such Liens are incurred by such Obligor in the ordinary course of business for credit card processing services and not in connection with the borrowing of money and (y) such Liens only secure amounts not past due (except to the extent such amounts are being diligently disputed by the applicable Obligor in good faith and the applicable Credit Card Processor has not exercised any of its rights with respect to the collateral for its obligations; and

(r) other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed Five Hundred Thousand Dollars ($500,000).

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Post-Closing Letter” is that certain letter agreement dated as of the First Purchase Date by and between Collateral Agent and Issuer.

“Pro Rata Share” is, as of any date of determination, with respect to each Purchaser, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of Notes held by such Purchaser by the aggregate outstanding principal amount of all Notes.

“Purchase Date” is any date on which a purchase of Notes is made by the Purchasers, which date shall be a Business Day.

“Purchase Notice” is that certain form attached hereto as Exhibit B.

“Purchaser” is any one of the Purchasers.

“Purchaser Transfer” is defined in Section 13.1(a).

“Purchasers” are the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement or that acquires a Note pursuant to Section 13.1.

“Register” is defined in Section 13.1(b).

“Registered Organization” is any “registered organization” as defined in the UCC with such additions to such term as may hereafter be made.

“Regulatory Approval” is any Governmental Approval, whether U.S. or non-U.S., relating to any Service or any Service Commercialization and Development Activities related to such Service, including any Service Authorizations with respect thereto.

“Regulatory Authority” is a Governmental Authority (including the FDA) with responsibility for the approval of the marketing and sale of in vitro diagnostic tests or other regulation of clinical laboratories and medical devices.

“Reimbursable Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses, as well as appraisal fees, consulting fees, advisory fees, fees incurred on account of lien searches, inspection fees and filing fees) for preparing, amending, negotiating, administering, defending and enforcing the Note Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Collateral Agent and/or the Purchasers in connection with the Note Documents; provided that Reimbursable Expenses incurred prior to the Effective Date in connection with the preparation and negotiation of the Note Documents shall not exceed $250,000.

“Repayment Amount” means, with respect to any repayment of the Notes (whether upon redemption, at maturity, upon acceleration or otherwise):

(a) on or prior to the first anniversary of the First Purchase Date, an amount equal to 117.5% of the principal amount of the Notes;

(b) after the first anniversary of the First Purchase Date and on or prior to the second anniversary of the First Purchase Date, an amount equal to 132.5% of the principal amount of the Notes,

(c) after the second anniversary of the First Purchase Date and on or prior to the third anniversary of the First Purchase Date, an amount equal to 145.0% of the principal amount of the Notes, and

(d) after the third anniversary of the First Purchase Date, an amount (if greater than zero) that would generate an internal rate of return (calculated from the First Purchase Date until the date of repayment using the same methodology utilized by the XIRR function in Microsoft Excel, and taking into account (i) all regularly scheduled interest paid in cash prior to such date with respect to the Notes (excluding, for the avoidance of doubt, any default interest) and (ii) all Revenue Participation Payments made to the Purchasers prior to such date) to the Purchasers equal to 11.0% on the aggregate outstanding principal amount of the Notes, minus, in the case of clauses (a), (b) and (c), the sum of (i) all regularly scheduled interest paid prior to such date with respect to the Notes (excluding for the avoidance of doubt, any default interest) plus (ii) all Revenue Participation Payments made to the Purchasers prior to such date; provided that the Repayment Amount shall not be less than the outstanding principal amount of the Notes.

“Required Purchasers” are, at any time, (i) prior to the expiration of the Commitments, the Purchasers holding at least 50% of the aggregate principal amount of Notes and unused or unexpired Commitments, and (ii) thereafter, the Purchasers holding at least fifty percent (50%) of the aggregate outstanding principal amount of the Notes. For purposes of Section 2.1(c), the Required Purchasers means the Purchasers holding at least fifty percent (50%) of the aggregate outstanding principal amount of the Notes.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the President, Chief Executive Officer, or Chief Financial Officer of Issuer acting alone.

“Revenue Participation Payments” are, for any quarterly period, 0.50% of Net Revenue for such fiscal quarter, up to $325,000,000 of Net Revenue for any fiscal year.

“Revenue Participation True-Up Amount” has the meaning specified in Section 6.2(b).

“Revenue Report” is defined in Section 6.2(b).

“Second Purchase” is defined in Section 2.1(a)(ii).

“Second Purchase Date” is any Purchase Date in respect of a Second Purchase.

“Securities Account” is any “securities account” as defined in the UCC with such additions to such term as may hereafter be made.

“Securities Act” is the Securities Act of 1933, as amended.

“Securities Purchase Agreement” is the securities purchase agreement between the Purchasers and Issuer for $5,000,000 of Issuer’s common stock at the per share price set forth therein, all in form and substance reasonably satisfactory to the Purchasers and Issuer.

“Services” are testing involving genetic information or other similar information, genetic counseling and related support and monitoring services.

“Service Authorizations” are any and all Regulatory Approvals, clearances, licenses, notifications, registrations or authorizations of any Regulatory Authority in each case necessary for the provision or other commercialization of any Service or for any Service Commercialization and Development Activities with respect thereto in any country or jurisdiction, whether U.S. or non-U.S.

“Service Commercialization and Development Activities” are, with respect to any Service, any combination of research, development, manufacture, import, use, sale, licensing, importation, storage, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activity, receipt of payment in respect of any of the foregoing (including, without limitation, in respect of licensing, royalty or similar payments), or any similar or other activities the purpose of which is to commercially exploit such Service.

“Shares” is one hundred percent (100%) of the issued and outstanding Equity Interests or other securities owned or held of record by any Obligor; provided that, in the event Issuer, demonstrates to Collateral Agent’s reasonable satisfaction, that a pledge of more than sixty five percent (65%) of the Shares of a Excluded Foreign Subsidiary creates a present and existing adverse tax consequence to Issuer under the Code, “Shares” shall mean sixty-five percent (65%) of the issued and outstanding Equity Interests or other securities owned or held of record by Issuer or its Subsidiary in such Excluded Foreign Subsidiary.

“Side Letter” means that certain letter, dated as of the Effective Date, between Issuer and Collateral Agent, in form and substance satisfactory to Collateral Agent.

“Solvent” is, with respect to any Person: the fair salable value of such Person’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of such Person’s liabilities; such Person is not left with unreasonably small capital after the transactions in this Agreement; and such Person is able to pay its debts (including trade debts) as they mature.

“Subordinated Debt” is (a) Permitted Convertible Notes, and (b) any other Indebtedness incurred by Issuer or any of its Subsidiaries subordinated to all Indebtedness of Issuer and/or its Subsidiaries to the Purchasers (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Collateral Agent and the Purchasers entered into between Collateral Agent, Issuer, and/or any of its Subsidiaries, and the other creditor), on terms acceptable to Collateral Agent and the Purchasers.

“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other Equity Interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries.

“SVB Bank Services” are (i) that certain letter of credit issued by Silicon Valley Bank naming Issuer as beneficiary in the face amount of Four Million Six Hundred Forty-Four Thousand Five Hundred Eighty-Five Dollars ($4,644,585.00), dated as of September 10, 2015, (ii) that certain letter of credit issued by Silicon Valley Bank naming Issuer as beneficiary in the face amount of Nine Thousand Dollars ($9,000.00), dated as of September 30, 2011, (iii) that certain letter of credit issued by Silicon Valley Bank naming Issuer as beneficiary in the face amount of One Hundred Sixty-Seven Thousand Five Hundred Ninety-Four and 70/100 Dollars ($167,594.70), dated as of December 12, 2010, and (iv) that certain letter of credit issued by Silicon Valley Bank naming Issuer as beneficiary in the face amount of One Hundred Eighty-Five Thousand Dollars ($185,000.00), dated as of October 3, 2012.

“SVB Cash Collateral Accounts” are (i) account number ending in 6141 held at Silicon Valley Bank securing Issuer’s obligations with respect to a letter of credit under the SVB Bank Services, (ii) account number ending in 259 held at Silicon Valley Bank securing Issuer’s obligations with respect to a letter of credit under the SVB Bank Services, (iii) account number ending in 7412 securing Issuer’s obligations with respect to a letter of credit under the SVB Bank Services and (iv) account number ending in 7675 held at Silicon Valley Bank securing Issuer’s obligations with respect to merchant credit card(s) under the SVB Bank Services, with an aggregate balance of all accounts provided for in (i) through (iv) hereof not to exceed Six Million Dollars ($6,000,000.00).

“Third Party Payor” is any governmental payor (including Medicare, Medicaid, TRICARE, CHAMPVA, and any state health plan adopted pursuant to Title XIX of the Social Security Act), private insurers, managed care plans and any other Person that maintains a Third-Party Payor Program.

“Third Party Payor Program” is all health care payment and reimbursement programs in which Issuer or any of its Subsidiaries participates or from which Issuer or any of its Subsidiaries receives payments for Services.

“Third Purchase” is defined in Section 2.1(a)(iii).

“Third Purchase Date” is any Purchase Date in respect of a Third Purchase.

“Trademarks” are any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Issuer connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“UCC” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided that, to the extent that the UCC is used to define any term herein or in any Note Document and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“United States Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Bank Cash Collateral Account” is account number ending in 266 held at U.S. Bank securing Issuer’s obligations with respect to corporate credit cards issued by U.S. Bank.

14.2 Divisions. For all purposes under the Note Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

ISSUER:

INVITAE CORPORATION

By:	/s/ Shelly Guyer
Name:	Shelly Guyer
Title:	Chief Financial Officer

GUARANTORS:

PATIENTCROSSROADS, INC.

By:	/s/ Sean George
Name:	Sean George
Title:	President and Chief Executive Officer

GOOD START GENETICS, INC.

By:	/s/ Shelly Guyer
Name:	Shelly Guyer
Title:	Chief Financial Officer

OMMDOM INC.

By:	/s/ Shelly Guyer
Name:	Shelly Guyer
Title:	Chief Financial Officer

COMBIMATRIX CORPORATION

By:	/s/ Shelly Guyer
Name:	Shelly Guyer
Title:	Chief Financial Officer

COMBIMATRIX MOLECULAR DIAGNOSTICS, INC.

By:	/s/ Shelly Guyer
Name:	Shelly Guyer
Title:	Chief Financial Officer

[Signature Page to Note Purchase Agreement]

COLLATERAL AGENT:

INN SA LLC

By:	/s/ David Dubinsky
Name:	David Dubinsky
Title:	Authorized Signatory

PURCHASERS:

TPC INVESTMENTS I LLC		Address for notices:
c/o Oberland Capital Management LLC
By:	/s/ David Dubinsky	1700 Broadway, 37th Floor
Name:	David Dubinsky	New York, NY 10019
Title:	Authorized Signatory	Facsimile: (212) 257-5851
Telephone: (212) 257-5800 E-mail: ddubinsky@oberlandcapital.com

TPC INVESTMENTS II LLC		Address for notices:
c/o Oberland Capital Management LLC 1700 Broadway, 37th Floor
By:	/s/ David Dubinsky	New York, NY 10019
Name:	David Dubinsky	Facsimile: (212) 257-5851
Title:	Authorized Signatory	Telephone: (212) 257-5800
E-mail: ddubinsky@oberlandcapital.com

[Signature Page to Note Purchase Agreement]

SCHEDULE 1.1

Purchasers and Commitments

Purchaser	Commitments
	First Purchase	Second Purchases	Third Purchases	Total
TPC INVESTMENTS I LLC	$37,500,000	$12,500,000	$25,000,000	$75,000,000
TPC INVESTMENTS II LLC	$37,500,000	$12,500,000	$25,000,000	$75,000,000

TOTAL	$75,000,000	$25,000,000	$50,000,000	$150,000,000

Fourth Purchase Percentage

Purchaser	Fourth Purchase Percentage
TPC INVESTMENTS I LLC	50%
TPC INVESTMENTS II LLC	50%

TOTAL	100%

EXHIBIT A

Description of Collateral

The Collateral consists of all of each Obligor’s right, title and interest in and to the following personal property:

(a) all goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (including Intellectual Property), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), Shares, securities and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

(b) all of each Obligor’s books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (i) the SVB Cash Collateral Accounts, (ii) any Equity Interests of any Excluded Foreign Subsidiary that does not constitute Shares, (iii) any rights or interest in any contract, lease, permit, license, or license agreement covering real or personal property if under the terms of such contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein would result in the abandonment, invalidation, unlawfulness or unenforceability of any right or interest of any Grantor therein or is prohibited as a matter of law or under the terms of such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained (provided that the foregoing exclusions of this clause (iii) shall in no way be construed to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable law, or to apply to the extent that any consent or waiver has been obtained that would permit Collateral Agent’s security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement); (iv) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, provided that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral; (v) any leasehold interests in real property; and (vi) any asset or property to the extent that the grant of a security interest is prohibited by applicable law, rule or regulation or requires a consent not obtained of any Governmental Authority pursuant to such applicable law, rule or regulation, in each case after giving effect to the applicable anti-assignment provisions of the UCC and other applicable law and other than Proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition.

EXHIBIT B

Form of Purchase Notice

[see attached]

PURCHASE NOTICE

[    ], 201[    ]

The undersigned, being the duly elected and acting        of INVITAE CORPORATION, a Delaware corporation (“Issuer”), does hereby certify to INN SA LLC, as collateral agent (the “Collateral Agent”) in connection with that certain Note Purchase Agreement dated as of November 6, 2018, by and among Issuer, Collateral Agent and the Purchasers from time to time party thereto (the “Purchase Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Purchase Agreement) that:

1. The representations and warranties made by Issuer in Section 5 of the Purchase Agreement and in the other Note Documents are true and correct in all material respects as of the date hereof.

2. No event or condition has occurred and is continuing that would constitute an Event of Default under the Purchase Agreement or any other Note Document.

3. Issuer is in compliance with the covenants and requirements contained in Sections 3, 5, 6 and 7 of the Purchase Agreement.

4. All conditions referred to in Section 3 of the Purchase Agreement to the purchase of Notes to be made on or about the date hereof have been satisfied or waived by Collateral Agent.

5. No Material Adverse Change has occurred.

6. The undersigned is a Responsible Officer.

[Balance of Page Intentionally Left Blank]

7. The proceeds of the Notes issued on the [First][Second][Third][Fourth] Purchase Date shall be disbursed as follows:

From Purchasers:
Purchase Amount	$	[	]
Plus:
—[ ]	$	[	]
Less:
—Existing Debt Payoff to be remitted to Oxford Finance LLC per the Payoff Letter dated November [ ], 2018	($		)
[ —Interim Interest	($		)]
—Purchasers’ Fees and Expenses	($		)*
TOTAL NET PROCEEDS FROM PURCHASERS	$

8. The aggregate net proceeds of the Notes shall be transferred to the Designated Deposit Account as follows:

Account Name:	[INVITAE CORPORATION

Bank Name:	Silicon Valley Bank

Bank Address:	3003 Tasman Drive Santa Clara, California 95054

Account Number:	3300694702

ABA Number:	121140399]

[Balance of Page Intentionally Left Blank]

*	Legal fees and costs are through the Effective Date. Post-closing legal fees and costs, payable after the Effective Date, to be invoiced and paid post-closing.

Dated as of the date first set forth above.

ISSUER:

INVITAE CORPORATION

By:
Name:
Title:

COLLATERAL AGENT:

INN SA LLC

By:
Name:
Title:

[Signature Page to Purchase Notice]

EXHIBIT C

Compliance Certificate

TO:	INN SA LLC, as Collateral Agent

FROM:	INVITAE CORPORATION

The undersigned authorized officer (“Officer”) of INVITAE CORPORATION (“Issuer”), hereby certifies that in accordance with the terms and conditions of the Note Purchase Agreement, dated as of November 6, 2018, by and among Issuer, Collateral Agent, and the Purchasers from time to time party thereto (the “Purchase Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings given them in the Purchase Agreement),

(a) Issuer is in complete compliance for the period ending                      with all required covenants except as noted below;

(b) There are no Events of Default, except as noted below;

(c) Except as noted below, all representations and warranties of Issuer stated in the Note Documents are true and correct in all material respects on this date and for the period described in (a), above; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

Attached are the required documents, if any, supporting our certification(s). The Officer, on behalf of Issuer, further certifies that the attached financial statements are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes and except, in the case of unaudited financial statements, for the absence of footnotes and subject to year-end audit adjustments as to the interim financial statements.

Please indicate compliance status since the last Compliance Certificate by circling Yes, No, or N/A under “Complies” column.

	Reporting Covenant	Requirement	Actual	Complies
1)	“DashBoard” report	Quarterly within 45 days		Yes	No	N/A

2)	Quarterly statements	Quarterly within 45 days		Yes	No	N/A

2)	Annual (audited) statements	Within 120 days after FYE or within 5 days of filing with SEC		Yes	No	N/A

3)	Annual Projections (prepared on a quarterly basis)	Annually (within 30 days of FYE), and when revised (within 10 Business Days)		Yes	No	N/A

6)	Compliance Certificate	Quarterly within 45 days		Yes	No	N/A

7)	IP Report	When required		Yes	No	N/A

8)	Board kit	Quarterly within 10 Business Days		Yes	No	N/A

9)	Revenue Report	Quarterly within 45 days after quarter end or 90 days after FYE		Yes	No	N/A

Financial Covenant

Issuer’s Net Revenue for the quarter ending on the date set forth in clause (a) above was $[    ], which [is][is not] above the minimum amount set forth in the Side Letter applicable to such date.

Other Matters

1)	Have there been any changes in management since the last Compliance Certificate?	Yes	No

2)	Have there been any transfers/sales/disposals/retirement of Collateral or IP prohibited by the Purchase Agreement?	Yes	No

3)	Have there been any new or pending actions, audits, suits, investigations or proceedings initiated or threatened in writing against Issuer that involve more than Three Hundred Fifty Thousand Dollars ($350,000.00)?	Yes	No

4)	Have there been any amendments of or other changes to the Operating Documents of Issuer or any of its Subsidiaries? If yes, provide copies of any such amendments or changes with this Compliance Certificate.	Yes	No

Exceptions

Please explain any exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions.” Attach separate sheet if additional space needed.)

INVITAE CORPORATION

By

Name:

Title:

Date:

COLLATERAL AGENT USE ONLY

Received by:	Date:

Verified by:	Date:

Compliance Status: Yes No

EXHIBIT D

Form of Note

[see attached]

THIS NOTE MAY BE ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY WITH RESPECT TO THIS NOTE MAY BE OBTAINED BY WRITING TO ISSUER AT THE FOLLOWING ADDRESS: [    ], ATTENTION: [    ], FAX NUMBER: [    ].

NOTE

$[ ]	Dated: [ ], 201[ ]

FOR VALUE RECEIVED, INVITAE CORPORATION, a Delaware corporation (“Issuer”), hereby promises to pay to [    ], a [    ] (the “Purchaser”), at its offices located at [    ] (or at such other place or places as the Purchaser may designate), at the times and in the manner provided in the Note Purchase Agreement, dated as of November 6, 2018 (as amended, modified, restated or supplemented from time to time, the “Note Purchase Agreement”), among Issuer, the Purchasers from time to time parties thereto, and INN SA LLC, a Delaware limited liability company, as Collateral Agent and a Purchaser, the principal sum of [    ] ($[    ].00), under the terms and conditions of this senior secured note (this “Note”) and the Note Purchase Agreement. If not sooner paid, the entire principal amount under this Note shall be due and payable on November 6, 2025† as set forth in the Note Purchase Agreement. The defined terms in the Note Purchase Agreement are used herein with the same meaning. Issuer also promises to pay interest (including any applicable Revenue Participation Amounts) on the aggregate unpaid principal amount of this Note at the rates applicable thereto from time to time as provided in the Note Purchase Agreement.

This Note is one of the Notes referred to in the Note Purchase Agreement and is issued to evidence the purchase thereof by the Purchaser pursuant to the Note Purchase Agreement. All of the terms, conditions and covenants of the Note Purchase Agreement are expressly made a part of this Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Note is entitled to the benefits of and remedies provided in the Note Purchase Agreement and the other Note Documents. Reference is made to the Note Purchase Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Note.

In the event of an acceleration of the maturity of this Note pursuant to the Note Purchase Agreement, this Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by Issuer. In the event this Note is not paid when due at any stated or accelerated maturity, Issuer agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.

This Note and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Note shall be governed by, and construed in accordance with, the law of the State of New York. Issuer hereby submits to the nonexclusive jurisdiction and venue of the courts of the State of New York sitting in the City and County of New York and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, although the Purchaser shall not be limited to bringing an action in such courts.

The ownership of an interest in this Note shall be registered on a record of ownership maintained by Purchaser or its agent. Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation. Issuer shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.

[Balance of Page Intentionally Left Blank]

†	To be included in all Notes

IN WITNESS WHEREOF, Issuer has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

ISSUER:

INVITAE CORPORATION

By
Name:
Title:

EXHIBIT E

Customary Subordination Terms

Any Permitted Convertible Notes will be subordinated as described in this Exhibit E. Capitalized terms used but not defined herein shall have the meaning provided in the Note Purchase Agreement.

The payment of the principal of and accrued and unpaid interest, if any, on, the redemption price or [fundamental change repurchase price]1 of, or any cash portion of the conversion obligation [(if Issuer has elected cash settlement or combination settlement)] due upon conversion of, the notes is subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all existing and future senior indebtedness. If Issuer dissolves, winds-up, liquidates or reorganizes, or if Issuer is the subject of any bankruptcy, insolvency or reorganization, Issuer will pay the holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness before Issuer pays the holders of the notes.

If the notes are accelerated because of an event of default under the indenture or subject to repurchase by Issuer at the option of the holders following a [fundamental change]2, Issuer must pay the holders of senior indebtedness in full all amounts due and owing thereunder before Issuer pays holders of the notes.

Issuer may not make any payment on or distribution to the trustee or any holder in respect of its obligations under the notes or repurchase, redeem or otherwise acquire the notes if:

•	a default in the payment of any senior indebtedness occurs and is continuing; or

•

any other default (a “nonpayment default”) of designated senior indebtedness occurs and is continuing that permits any holder of designated senior indebtedness to accelerate its maturity and the trustee receives a notice of such default (a “payment blockage notice”) from Issuer or any other person permitted to give such notice under the indenture.

Issuer may resume payments on the notes:

•	in case of a payment default of senior indebtedness, upon the date on which such default is cured or waived or ceases to exist; and

•

in case of a nonpayment default of designated senior indebtedness, the earlier of the date on which such nonpayment default is cured, waived or ceases to exist or 179 days after the date on which the payment blockage notice is received unless the maturity of any designated senior indebtedness has been accelerated.

No new period of payment blockage may be commenced for a default unless at least 365 days have elapsed since Issuer’s receipt of the prior payment blockage notice.

No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for a subsequent payment blockage notice.

If either the trustee or any holder of notes receives any payment of any obligations with respect to the notes when:

•	the payment is prohibited by these subordination provisions; and

•	the trustee or the holder of notes has actual knowledge that the payment is prohibited,

[1]	To be conformed to the applicable definition relating to change of control, fundamental change or similar provision.
[2]	To be conformed to the applicable definition relating to change of control, fundamental change or similar provision.

the trustee or the holder of notes, as the case may be, will hold the payment in trust for the benefit of the holders of senior indebtedness. Upon the proper written request of the holders of senior indebtedness, the trustee or the holder of notes, as the case may be, will deliver the amounts held in trust to the holders of senior indebtedness or their proper representative.

Any claims of the trustee for compensation or indemnification shall not be subordinate to Issuer’s senior Indebtedness and shall be senior to claims of holders of notes in respect of all funds collected or held by the trustee.

The trustee will not be deemed to owe any fiduciary duty to the holders of senior indebtedness and shall not be liable to any such holders of senior indebtedness if the trustee in good faith mistakenly pays over or distributes to holders or to Issuer or to any other person, cash, property or securities to which any holders of senior indebtedness are entitled by virtue of these subordination terms or otherwise. The trustee in its individual capacity will be entitled to all of the rights set forth in the indenture with respect to any senior indebtedness which may at any time be held by the trustee, to the same extent as any other holder of senior indebtedness.

Notwithstanding anything to the contrary above, the issuance and delivery of Issuer’s common shares upon conversion of any note in accordance with the indenture and the notes will be deemed not to constitute a payment on or distribution in respect of Issuer’s obligations under any note or any repurchase, redemption or other acquisition of any note.

The following terms will be defined as follows in the indenture:

“Designated senior indebtedness” means (i) Issuer’s obligations under any particular senior indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or any related agreements or documents to which we are a party) that has an aggregate principal amount outstanding of at least $10.0 million (as of the date of determination) and expressly provides that such indebtedness is “designated senior indebtedness” for purposes of the indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such senior indebtedness to exercise the rights of designated senior indebtedness), and (ii) Issuer’s obligations under the Senior Secured Notes (regardless of whether the aggregate principal amount of outstanding obligations thereunder is at least $10.0 million).

“Exchange rate contract” means, with respect to any person, any currency swap agreement, forward exchange rate agreement, foreign currency future or option, exchange rate collar agreement, exchange rate insurance or other agreement or arrangement, or combination thereof, the principal purpose of which is to provide protection against fluctuations in currency exchange rates. An exchange rate contract may also include an interest rate agreement (as defined below).

“Interest rate agreement” means, with respect to any person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement the principal purpose of which is to protect the party indicated therein against fluctuations in interest rates.

“Indebtedness” means, without duplication:

(1)

all of Issuer’s indebtedness, obligations and other liabilities (contingent or otherwise) for borrowed money (including any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by credit or loan agreements, bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of our assets or to only a portion thereof), other than any trade accounts payable or other accrued current expense incurred in the ordinary course of business in connection with the obtaining of materials or services;

(2)	all of Issuer’s reimbursement obligations and other liabilities (contingent or otherwise) with respect to letters of credit, bank guarantees or bankers’ acceptances;

(3)

all of Issuer’s obligations (contingent or otherwise) with respect to an interest rate agreement, exchange rate contract, treasury services agreement, cash management agreement or similar agreements or arrangements;

(4)

all of Issuer’s direct or indirect guarantees, agreements to be jointly liable or similar agreements in respect of, and obligations or liabilities (contingent or otherwise) to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (3) above;

(5)

any indebtedness or other obligations described in clauses (1) through (4) above secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by Issuer, regardless of whether the indebtedness or other obligation secured thereby shall be assumed by Issuer; and

(6)

any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (5) above.

Notwithstanding the foregoing, the amount of indebtedness of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, plus (without duplication) the maximum liability of such person for any such contingent obligations at such date.

“Senior Secured Notes” means those certain senior secured notes issued pursuant to that certain Note Purchase Agreement, dated as of November 6, 2018, by and among Issuer, the guarantors party thereto, the purchasers from time to time party thereto and INN SA LLC, as Collateral Agent.

“Senior indebtedness” means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy, insolvency or reorganization, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding), and all fees, costs, expenses and other amounts accrued or due on or in connection with Issuer’s indebtedness, whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing, unless in the case of any particular indebtedness the instrument creating or evidencing the same expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis as, or junior to, the notes. Senior indebtedness does not include:

(1)

indebtedness that expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis as, or junior in right of payment to, the notes;

(2)	indebtedness that is expressly subordinated to any senior indebtedness;

(3)	indebtedness subordinated by operation of law;

(4)

our trade payables and accrued expenses (including, without limitation, accrued compensation and accrued restructuring charges) or deferred purchase price for goods, services or materials purchased or provided in the ordinary course of business;

(5)	any indebtedness of Issuer to or among any of its subsidiaries, or to a joint venture in which Issuer or any of its subsidiaries has an interest;

(6)	any indebtedness of Issuer that, when incurred, was without recourse to Issuer;

(7)	any indebtedness to any employee of Issuer; and

(8)	any repurchase, redemption or other obligation in respect of Issuer’s equity interests.